Filed Pursuant to Rule 424(b)(3)
Registration No. 333-221675

PROSPECTUS

Amazon.com, Inc.

Offer to Exchange

All Outstanding 5.200% Senior Notes due 2025 of Whole Foods Market, Inc.

and Solicitation of Consents to Amend the Related Indenture and Notes

Upon the terms and subject to the conditions set forth in this prospectus (as it may be supplemented and amended from time to time, and including the annexes hereto, this “prospectus”) and the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “letter of transmittal and consent”), we are offering to exchange (the “exchange offer”) any and all validly tendered (and not validly withdrawn) and accepted notes issued by Whole Foods Market, Inc. (“Whole Foods Market”) for notes to be issued by us as described, and for the consideration summarized, in the table below.

CUSIP Nos.	Notes Issued by Whole Foods Market to be Exchanged (the “Whole Foods Market Notes”)		Series of Notes to be Issued by Us (the “Amazon Notes”)	Exchange Consideration(1)		Early Participation Premium(1)	Total Consideration(1)(2)
		Aggregate Principal Amount		Amazon Notes (principal amount)	Cash	Amazon Notes (principal amount)	Amazon Notes (principal amount)	Cash
966837AE6 966837AD8 U96710AA3	5.200% Senior Notes due 2025	$1,000,000,000	5.200% Notes due 2025	$970	$1.00	$30	$1,000	$1.00

(1)	Consideration per $1,000 principal amount of Whole Foods Market Notes validly tendered and accepted for exchange, subject to any rounding as described herein.
(2)	Includes the Early Participation Premium (as defined below) payable for Whole Foods Market Notes validly tendered prior to the Early Participation Date (as defined and described below) and not validly withdrawn.

In exchange for each $1,000 principal amount of Whole Foods Market Notes that is validly tendered prior to 5:00 p.m., New York City time, on Tuesday, December 5, 2017, unless extended (the “Early Participation Date”), and not validly withdrawn, holders will be eligible to receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of Amazon Notes and a cash amount of $1.00. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of Amazon Notes. In exchange for each $1,000 principal amount of Whole Foods Market Notes that is validly tendered, and not validly withdrawn, after the Early Participation Date but prior to the Expiration Date (as defined below), holders will be eligible to receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of Amazon Notes and a cash amount of $1.00. Each Amazon Note issued in exchange for a Whole Foods Market Note will have an interest rate and maturity date that are the same as the current interest rate and maturity date of such tendered Whole Foods Market Note, as well as the same interest payment dates and optional redemption terms. No accrued but unpaid interest will be paid on the Whole Foods Market Notes in connection with the exchange offer. However, the first interest payment for the Amazon Notes issued in the exchange will have accrued from the most recent interest payment date for such tendered Whole Foods Market Note.

The exchange offer will expire immediately following 11:59 p.m., New York City time, on Tuesday, December 19, 2017, unless extended (the “Expiration Date”). You may withdraw tendered Whole Foods Market Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $1,000,000,000 aggregate principal amount of Whole Foods Market Notes outstanding.

Concurrently with the exchange offer, we are also soliciting consents (the “consent solicitation”) from each holder of the Whole Foods Market Notes, upon the terms and conditions set forth in this prospectus and the related letter of transmittal and consent, to certain proposed amendments (the “proposed amendments”) to the indenture, dated as of December 3, 2015 between Whole Foods Market and U.S. Bank National Association, as trustee (the “Whole Foods Market Trustee”), as amended and restated in the amended and restated indenture, dated as of September 8, 2016 between Whole Foods Market and the Whole Foods Market Trustee (the “Whole Foods Market Base Indenture”) and the first supplemental indenture, dated as of December 3, 2015 between Whole Foods Market and the Whole Foods Market Trustee (the “Whole Foods Market First Supplemental Indenture” and, together with the Whole Foods Market Base Indenture, the “Whole Foods Market Indenture”), governing the Whole Foods Market Notes.

By tendering your Whole Foods Market Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Whole Foods Market Indenture, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Whole Foods Market Indenture and the Whole Foods Market Notes without tendering your Whole Foods Market Notes in the appropriate exchange offer and you may not tender your Whole Foods Market Notes for exchange without consenting to the proposed amendments. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Whole Foods Market Notes you have tendered.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of Whole Foods Market Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”). All conditions to the exchange offer must be satisfied or, where permitted, waived, on or before the Expiration Date. The proposed amendments may become effective if the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived.

We plan to issue the Amazon Notes promptly on or about the first business day following the Expiration Date (the “Settlement Date”), assuming that the conditions to the exchange offer are satisfied or, where permitted, waived. The Whole Foods Market Notes are not, and the Amazon Notes will not be, listed on any securities exchange.

This investment involves risks. Before participating in the exchange offer and consenting to the proposed amendments to the Whole Foods Market Indenture, please see the sections entitled “Risk Factors” beginning on page 18 of this prospectus and beginning on page 35 of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, which is incorporated by reference in this prospectus for a discussion of the risks that you should consider in connection with your investment in the Amazon Notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Amazon, Whole Foods Market, the dealer manager for the exchange offer and solicitation agent for the consent solicitation (the “dealer manager”), Global Bondholder Services Corporation, the exchange agent and information agent for the exchange offer and consent solicitation (the “exchange agent” or the “information agent”), the Whole Foods Market Trustee, or the Amazon Trustee (as defined in this prospectus), or any other person makes any recommendation as to whether you should exchange your Whole Foods Market Notes in the exchange offer or deliver your consent to the proposed amendments to the Whole Foods Market Indenture and the Whole Foods Market Notes.

The dealer manager for the exchange offer and solicitation agent for consent solicitation is:

BofA Merrill Lynch

The date of this prospectus is December 13, 2017

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT AMAZON AND WHOLE FOODS MARKET FROM DOCUMENTS FILED WITH THE SEC, THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM AMAZON, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO AMAZON’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EARLY PARTICIPATION DATE, AS IT MAY BE EXTENDED.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context requires otherwise, “we,” “us,” the “Company,” or “Amazon” means Amazon.com, Inc. and its consolidated subsidiaries (including Whole Foods Market, Inc. (“Whole Foods Market”)).

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. The delivery of this prospectus will not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus is part of a registration statement that we have filed with the SEC. Before making any decision on the exchange offer and consent solicitation, you should read this prospectus and any prospectus supplement, together with the documents incorporated by reference in this prospectus, the registration statement, the exhibits thereto, and the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy, and information statements and other information regarding Amazon.com, Inc. and other companies that file materials with the SEC electronically. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at www.amazon.com/ir. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements. All statements other than statements of historical fact, including statements regarding guidance, industry prospects, or future results of operations or financial position, made in or incorporated by reference into this prospectus are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons, including, among others, fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, seasonality, the degree to which we enter into, maintain, and develop commercial agreements, proposed and completed acquisitions and strategic

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transactions, payments risks, and risks of fulfillment throughput and productivity. In addition, the current global economic climate amplifies many of these risks. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are described in greater detail in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, under “Item 1A. Risk Factors.” Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

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SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the exchange offer and consent solicitation, as well as information about our business. We encourage you to read this prospectus and any prospectus supplement, as well as the information incorporated by reference in this prospectus, and the registration statement and the exhibits thereto in their entirety in order to understand the exchange offer and consent solicitation fully. You should also read “Risk Factors” in this prospectus for more information about important risks that you should consider before making an investment decision in the exchange offer and consent solicitation.

About Amazon.com

Amazon.com opened its virtual doors on the World Wide Web in July 1995. We seek to be Earth’s most customer-centric company. We are guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. In each of our segments, we serve our primary customer sets, consisting of consumers, sellers, developers, enterprises, and content creators. In addition, we provide services, such as advertising services and co-branded credit card agreements.

We have organized our operations into three segments: North America, International, and Amazon Web Services (“AWS”). These segments reflect the way the Company evaluates its business performance and manages its operations.

Corporate Information

Amazon.com, Inc. was incorporated in 1994 in the State of Washington and reincorporated in 1996 in the State of Delaware. Our principal corporate offices are located at 410 Terry Avenue North, Seattle, Washington 98109 and our phone number is (206) 266-1000. We completed our initial public offering in May 1997 and our common stock is listed on the Nasdaq Global Select Market under the symbol “AMZN.”

Questions and Answers about the Exchange Offer and Consent Solicitation

Q:	Why is Amazon making the exchange offer and consent solicitation?

A:	Amazon is conducting the exchange offer to simplify its capital structure and to give existing holders of Whole Foods Market Notes the option to obtain securities issued by Amazon.com, Inc. which will be pari passu with Amazon’s other unsecured and unsubordinated debt securities. Amazon is conducting the consent solicitation to, among other things, eliminate (1) substantially all of the restrictive covenants, (2) the change of control provisions, (3) certain requirements that must be met for Whole Foods Market to consolidate, merge, or sell all or substantially all of its assets, and (4) certain events of default in the Whole Foods Market Indenture so they will no longer apply. Completion of the exchange offer and consent solicitation is expected to ease administration of our consolidated indebtedness. Whole Foods Market has already ceased reporting under Sections 13 and 15(d) of the Exchange Act and, accordingly, current stand-alone information about Whole Foods Market will no longer be publicly available.

Q:	What will I receive if I tender my Whole Foods Market Notes in the exchange offer and consent solicitation?

A:

Upon the terms and subject to the conditions of the exchange offer described in this prospectus and the letter of transmittal and consent, for each Whole Foods Market Note that you validly tender before

11:59 p.m., New York City time, on Tuesday, December 19, 2017 (the “Expiration Date”), and do not validly withdraw, you will be eligible to receive an Amazon Note which will accrue interest at the same current annual interest rate, have the same interest payment dates, same optional redemption prices and same maturity date as the Whole Foods Market Note which you exchanged. Specifically, (i) in exchange for each $1,000 principal amount of Whole Foods Market Notes that you validly tender before 5:00 p.m., New York City time, on Tuesday, December 5, 2017, unless extended (the “Early Participation Date”), and do not validly withdraw, you will be eligible to receive the Total Consideration, which consists of $1,000 principal amount of Amazon Notes (which amount includes the Early Participation Premium of $30 principal amount of Amazon Notes), and a cash amount of $1.00, and (ii) in exchange for each $1,000 principal amount of Whole Foods Market Notes that you validly tender after the Early Participation Date but before the Expiration Date, and do not validly withdraw, you will receive only the Exchange Consideration, which consists of $970 principal amount of Amazon Notes and a cash amount of $1.00.

The Amazon Notes will be issued under and governed by the terms of the Amazon Indenture (as defined in this prospectus) described under “The Exchange Offer and Consent Solicitation.” The Amazon Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not accept any tender that would result in the issuance of less than $2,000 principal amount of Amazon Notes with respect to such tender. If Amazon would be required to issue an Amazon Note in a minimum denomination other than $2,000 or a larger whole multiple of $1,000, Amazon will, in lieu of such issuance:

•	issue an Amazon Note in a principal amount that has been rounded down to $2,000 or the nearest lesser whole multiple of $1,000 that is larger than $2,000, as applicable; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the Amazon Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Amazon Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference up to, but excluding, the Settlement Date.

Except as otherwise set forth above: (i) instead of receiving a payment for accrued interest on Whole Foods Market Notes that you exchange, the Amazon Notes you receive in exchange for those Whole Foods Market Notes will accrue interest from (and including) the most recent interest payment date on those Whole Foods Market Notes and (ii) no accrued but unpaid interest will be paid on the Whole Foods Market Notes that you tender for exchange.

By tendering your Whole Foods Market Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Whole Foods Market Indenture, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Whole Foods Market Indenture without tendering your Whole Foods Market Notes in the exchange offer and you may not tender your Whole Foods Market Notes for exchange without consenting to the proposed amendments. The proposed amendments may become effective if the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived. You may revoke your consent at any time before the Expiration Date by withdrawing the Whole Foods Market Notes you have tendered.

Q:	What are the proposed amendments?

A:	The proposed amendments will, among other things, eliminate (1) substantially all of the restrictive covenants, (2) the change of control provisions, (3) certain requirements that must be met for Whole Foods Market to consolidate, merge, or sell all or substantially all of its assets, and (4) certain events of default in the Whole Foods Market Indenture so they will no longer apply, as well as change the delivery date of the annual compliance certificate.

If the Requisite Consents have been received before the Expiration Date, assuming all other conditions of the exchange offer and consent solicitation are satisfied or, where permitted, waived, all of the sections or provisions of the Whole Foods Market Indenture listed below will be deleted or modified, as applicable:

•	Section 4.02 of the Whole Foods Market Base Indenture and Section 4.01 of the Whole Foods Market First Supplemental Indenture—Limitations on Liens

•	Section 4.03 of the Whole Foods Market Base Indenture and Section 4.02 of the Whole Foods Market First Supplemental Indenture—Limitation on Sale and Leaseback Transactions

•	Section 4.03 of the Whole Foods Market First Supplemental Indenture—Future Guarantors

•	Section 4.04 of the Whole Foods Market Base Indenture and Section 5.01 of the Whole Foods Market First Supplemental Indenture—Change of Control Repurchase Event

•	Section 4.07 of the Whole Foods Market Base Indenture—Existence

•	Article 5 of the Whole Foods Market Base Indenture—Consolidation, Merger and Sale of Assets (modified to (i) remove any restrictions on Whole Foods Market consolidating with or selling, leasing, or conveying all or substantially all of its properties or assets to, or merging with or into, in one transaction or a series of related transactions, any other Person and (ii) require only, as a condition to consolidate with or sell, lease, or convey all or substantially all of its properties or assets to, or merge with or into, in one transaction or a series of related transactions, any other Person, that the Person formed by or surviving a consolidation or merger (if other than Whole Foods Market) assumes all the obligations of Whole Foods Market under the Whole Foods Market Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Whole Foods Market Trustee)

•	Sections 6.01(f) and (g) of the Whole Foods Market Base Indenture—Events of Default (Cross-Default, Cross-Acceleration)

•	Section 7.06 of the Whole Foods Market First Supplemental Indenture—Execution and Delivery of Guarantees

Company Reporting Covenant. Although the proposed amendments would also delete the company reporting covenant in the Whole Foods Market Indenture, Whole Foods Market has already ceased reporting under Sections 13 and 15(d) of the Exchange Act and, accordingly, has ceased to file periodic reports or information with the SEC or the Whole Foods Market Trustee or to provide such reports or information to any holders of the Whole Foods Market Notes.

Conforming Delivery Date of Annual Compliance Certificate. The proposed amendments would also amend Section 4.05 of the Whole Foods Market Base Indenture—Compliance Certificate—to conform the delivery date of the annual compliance certificate to that of the Amazon Indenture.

Conforming Changes, etc. The proposed amendments would amend the Whole Foods Market Indenture to make certain conforming or other changes to the Whole Foods Market Indenture, including modification or deletion of certain definitions and cross-references.

The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit Whole Foods Market and its subsidiaries to take actions that could be adverse to the interests of the holders of the Whole Foods Market Notes that remain outstanding after consummation of the exchange offer and consent solicitation. See “Description of Differences Between the Whole Foods Market Notes and the Amazon Notes,” “The Exchange Offer and Consent Solicitation,” “The Proposed Amendments,” and “Description of New Amazon Notes.”

Q:	What are the consequences of not participating in the exchange offer and consent solicitation before the Early Participation Date?

A:	Upon the terms and subject to the conditions of the exchange offer, if you fail to tender your Whole Foods Market Notes before the Early Participation Date but do so before the Expiration Date (and do not validly withdraw your Whole Foods Market Notes before the Expiration Date), you will be eligible to receive the Exchange Consideration, which consists of $970 principal amount of Amazon Notes and a cash amount of $1.00 for each $1,000 principal amount of Whole Foods Market Notes, but not the Early Participation Premium, which would include an additional $30 principal amount of Amazon Notes.

Q:	What are the consequences of not participating in the exchange offer and consent solicitation at all?

A:	If you do not exchange your Whole Foods Market Notes for Amazon Notes in the exchange offer, you will not receive the benefit of having Amazon, the parent entity of Whole Foods Market, as the obligor of your notes. In addition, if the proposed amendments to the Whole Foods Market Notes become effective, those amendments will apply to all Whole Foods Market Notes that are not exchanged in the exchange offer, even though the remaining holders of such Whole Foods Market Notes did not consent to the proposed amendments. Thereafter, all such Whole Foods Market Notes will be governed by the amended Whole Foods Market Indenture, which will be less restrictive and afford reduced protections to any remaining holders of Whole Foods Market Notes compared to those currently in place. Additionally, the trading market for any remaining Whole Foods Market Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining Whole Foods Market Notes more volatile. Consequently, the liquidity, market value, and price of Whole Foods Market Notes that remain outstanding may be materially and adversely affected. Therefore, if your Whole Foods Market Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged Whole Foods Market Notes. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Whole Foods Market Indenture will reduce protections for remaining holders of Whole Foods Market Notes.”

Q:	How do the Whole Foods Market Notes differ from the Amazon Notes to be issued in the exchange offer?

A:	The Whole Foods Market Notes are the obligations solely of Whole Foods Market and are governed by the Whole Foods Market Indenture. The Amazon Notes will be the obligations solely of Amazon and will be governed by the Amazon Indenture. The Whole Foods Market Indenture and the Amazon Indenture differ in certain respects, including the applicable covenants, merger and consolidation terms, and events of default. In particular, the Amazon Indenture does not contain a covenant relating to changes of control.

However, each Amazon Note issued in exchange for a Whole Foods Market Note will have an interest rate and maturity date that are the same as the current interest rate and maturity date of the tendered

Whole Foods Market Note, as well as the same interest payment dates and optional redemption prices, and will accrue interest from and including the most recent interest payment date of the tendered Whole Foods Market Note. Amazon Notes will have features that are consistent with other outstanding notes of Amazon. See “Description of Differences Between the Whole Foods Market Notes and the Amazon Notes.”

Q:	What will be the ranking of the Amazon Notes?

A:	The Amazon Notes will be unsecured general obligations of Amazon and will rank equally with all other unsecured and unsubordinated indebtedness of Amazon from time to time outstanding. See “Description of New Amazon Notes—Ranking.”

The Amazon Notes offered will also be structurally subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. See “Risk Factors—Risks Related to the Amazon Notes—The Amazon Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.”

The Amazon Notes will be the obligations solely of Amazon and will not be guaranteed by any subsidiary of Amazon. While the Whole Foods Market Notes were initially guaranteed by certain subsidiaries of Whole Foods Market, such guarantees were automatically released pursuant to Section 7.03(c) of the Whole Foods Market First Supplemental Indenture on August 28, 2017. As of the date hereof, the Whole Foods Market Notes are the obligations solely of Whole Foods Market and are not guaranteed by any subsidiary of Whole Foods Market.

Q:	Will the Amazon Notes be eligible for listing on an exchange?

A:	The Amazon Notes will not be listed on any securities exchange. We cannot assure you about the liquidity of the Amazon Notes or the development of any market for the Amazon Notes. See “Risk Factors—Risks Related to the Amazon Notes—There may not be active trading markets for the Amazon Notes.”

Q:	What consents are required to effect the proposed amendments to the Whole Foods Market Indenture and consummate the exchange offer?

A:	In order for the proposed amendments to the Whole Foods Market Indenture to be adopted, holders of not less than a majority in aggregate principal amount of the outstanding Whole Foods Market Notes must consent to them, and those consents must be received before the Expiration Date.

Q:	May I tender my Whole Foods Market Notes in the exchange offer without delivering a consent in the consent solicitation?

A:	No. By tendering your Whole Foods Market Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Whole Foods Market Indenture and the Whole Foods Market Notes, as further described under “The Proposed Amendments.” You may not consent to the proposed amendments to the Whole Foods Market Indenture without tendering your Whole Foods Market Notes in the exchange offer and you may not tender your Whole Foods Market Notes for exchange without consenting to the proposed amendments.

Q:	May I tender only a portion of the Whole Foods Market Notes that I hold?

A:	Yes. You may tender only a portion of the Whole Foods Market Notes that you hold, provided that tenders of Whole Foods Market Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Q:	What are the conditions to the exchange offer and consent solicitation?

A:	The consummation of the exchange offer and consent solicitation is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or before the Expiration Date. The proposed amendments may become effective if the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived.

Q:	Will Amazon accept all tenders of Whole Foods Market Notes?

A:	Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offer, we will accept for exchange any and all Whole Foods Market Notes that (i) have been validly tendered in the exchange offer before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date (provided that tender of Whole Foods Market Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000).

Q:	What will Amazon do with the Whole Foods Market Notes accepted for exchange in the exchange offer?

A:	The Whole Foods Market Notes surrendered in connection with the exchange offer and accepted for exchange will have the status of Whole Foods Market Notes issued but not outstanding or will be retired and cancelled at our option.

Q:	When will Amazon issue the Amazon Notes and pay the cash consideration?

A:	Assuming the conditions to the exchange offer are satisfied or, where permitted, waived, Amazon will issue the Amazon Notes in book-entry form and pay the cash consideration promptly on or about the first business day following the Expiration Date (the “Settlement Date”).

Q:	Will I be paid the accrued and unpaid interest on my Whole Foods Market Notes accepted for exchange on the Settlement Date?

A:	No, that interest will not be paid in cash on the Settlement Date. The Amazon Notes received in exchange for the tendered Whole Foods Market Notes will instead accrue interest from (and including) the most recent date for which interest has been paid on the tendered Whole Foods Market Notes; provided, that interest will only accrue on the aggregate principal amount of Amazon Notes you receive, which will be less than the principal amount of Whole Foods Market Notes you tendered for exchange if you tender your Whole Foods Market Notes after the Early Participation Date.

Q:	When will the proposed amendments to the Whole Foods Market Indenture become operative?

A:	If we receive the Requisite Consents before the Expiration Date, we expect that the proposed amendments to the Whole Foods Market Indenture will become effective on the Settlement Date.

Q:	When will the exchange offer expire?

A:	The exchange offer will expire after 11:59 p.m., New York City time, on Tuesday, December 19, 2017, unless we, in our sole discretion, extend the exchange offer, in which case the Expiration Date will be the latest date and time to which such exchange offer is extended. See “The Exchange Offer and Consent Solicitation—Expiration Date; Extensions; Amendments.”

Q:	Can I withdraw my Whole Foods Market Notes after I tender them? Can I revoke the consent related to my Whole Foods Market Notes after I deliver it?

A:	Tenders of Whole Foods Market Notes may be validly withdrawn (and the related consents to the proposed amendments revoked as a result) at any time before the Expiration Date.

Following the Expiration Date, tenders of Whole Foods Market Notes may not be validly withdrawn unless Amazon is required by law to permit withdrawal. In the event of termination of the exchange offer, the Whole Foods Market Notes tendered will be promptly returned to the tendering holders. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Consenting—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I exchange my Whole Foods Market Notes if I am a beneficial owner of Whole Foods Market Notes held in certificated form by a broker, dealer, commercial bank, trust company, or other nominee? Will the record holder exchange my Whole Foods Market Notes for me?

A:	Currently, all of the Whole Foods Market Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company (“DTC”). If your Whole Foods Market Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, that nominee may not take action on the exchange offer and consent solicitation unless you provide that nominee with instructions to tender your Whole Foods Market Notes on your behalf. See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Consenting—Whole Foods Market Notes Held Through a Nominee.” However, if any Whole Foods Market Notes are subsequently issued in certificated form and are held of record by a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender the securities in the exchange offer, you should contact that institution promptly and instruct the institution to tender on your behalf.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company, or other nominee may establish its own earlier deadlines for participation in the exchange offer and consent solicitation. Accordingly, beneficial owners wishing to participate in the exchange offer and consent solicitation should contact their broker, dealer, commercial bank, trust company, or other nominee as soon as possible in order to determine the times by which you must take action in order to participate in the exchange offer and consent solicitation.

Q:	Will I have to pay any fees or commissions if I tender my Whole Foods Market Notes for exchange in the exchange offer?

A:	You will not be required to pay any fees or commissions to Amazon, the dealer manager, the exchange agent, or the information agent in connection with the exchange offer. If you hold Whole Foods Market Notes through a broker, dealer, commercial bank, trust company, or other nominee that tenders your Whole Foods Market Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.

Q:	Will a holder recognize gain or loss on the exchange of Whole Foods Market Notes for Amazon Notes and cash?

A:	A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) that tenders Whole Foods Market Notes in exchange for Amazon Notes and cash will generally recognize taxable gain or loss for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—U.S. Holders—The Exchange Offer.”

Q:	What will be the U.S. federal income tax treatment of holders who do not tender their Whole Foods Market Notes pursuant to the exchange offer?

A:	The U.S. federal income tax treatment of holders who do not tender their Whole Foods Market Notes pursuant to the exchange offer is unclear. The adoption of the proposed amendments may or may not result in a deemed exchange of Whole Foods Market Notes for “new” notes for U.S. federal income tax purposes. We intend to take the position that that the adoption of the proposed amendments does not result in a deemed exchange for U.S. federal income tax purposes. If the adoption of the proposed amendments does not result in a deemed exchange, non-exchanging holders should not realize gain or loss as a result of the adoption of the proposed amendments and completion of the exchange offer. If the adoption of the proposed amendments does result in a deemed exchange, a U.S. Holder may recognize taxable gain or loss on the deemed exchange of Whole Foods Market Notes for “new” notes for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—Holders Not Tendering in the Exchange Offer.”

Q:	Are there procedures for guaranteed delivery of Whole Foods Market Notes?

A:	No. There are no guaranteed delivery procedures applicable to the exchange offer. If you wish to participate in the exchange offer you must validly tender your Whole Foods Market Notes in accordance with the procedures described in this prospectus before the Early Participation Date, in order to be eligible to receive the Total Consideration, or before the Expiration Date, in order to be eligible to receive the Exchange Consideration.

Q:	Is any recommendation being made about the exchange offer and the consent solicitation?

A:	None of Amazon, Whole Foods Market, the dealer manager, the exchange agent, the information agent, the Amazon Trustee, the Whole Foods Market Trustee, or any other person makes any recommendation as to whether you should tender or refrain from tendering any or all of your Whole Foods Market Notes (and in so doing, consent to the adoption of the proposed amendments to the Whole Foods Market Indenture and the Whole Foods Market Notes), and no one has been authorized by any of them to make such a recommendation.

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offer or the consent solicitation should be directed to the dealer manager:

BofA Merrill Lynch

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

Attention: Liability Management Group

Collect: (980) 387-3907

Toll-Free: (888) 292-0070

Questions concerning exchange and consent procedures and requests for additional copies of this prospectus and the letter of transmittal and consent should be directed to the information agent:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers Call Collect: (212) 430-3774

All Others, Please Call Toll-Free: (866) 470-3900

contact@gbsc-usa.com

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update, or change the information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference in this prospectus, the registration statement, the exhibits to the registration statement, and the additional information described under the heading “Where You Can Find More Information.”

Risk Factors

An investment in the Amazon Notes involves risks. You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” beginning on page 18, as well as the other risk factors and other information included in or incorporated by reference into this prospectus, before making such an investment.

The Exchange Offer and Consent Solicitation

Exchange Offer	Amazon is hereby offering to exchange, upon the terms and conditions in this prospectus and the related letter of transmittal and consent, any and all outstanding Whole Foods Market Notes for (i) newly issued Amazon Notes with the same current interest rate, interest payment dates, optional redemption prices, and maturity date as the Whole Foods Market Notes and (ii) cash. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

Consent Solicitation	Amazon is soliciting consents to the proposed amendments of the Whole Foods Market Indenture from holders of the Whole Foods Market Notes, on behalf of Whole Foods Market and on the terms and conditions in this prospectus and the related letter of transmittal and consent. You may not tender your Whole Foods Market Notes for exchange without delivering a consent to the proposed amendments to the Whole Foods Market Indenture and you may not deliver consents in the consent solicitation for your Whole Foods Market Notes without tendering such Whole Foods Market Notes. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.”

The Proposed Amendments	The proposed amendments will, among other things, eliminate (1) substantially all of the restrictive covenants, (2) the change of control provisions, (3) certain requirements that must be met for Whole Foods Market to consolidate, merge, or sell all or substantially all of its assets, and (4) certain events of default in the Whole Foods Market Indenture so they will no longer apply, as well as change the delivery date of the annual compliance certificate. See “The Proposed Amendments.”

Requisite Consents	The exchange offer is conditioned upon the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of the Whole Foods Market Notes. See “The Exchange Offer and Consent Solicitation—Terms of the Exchange Offer and Consent Solicitation.” The proposed amendments may become effective if the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived.

Procedures for Participating in the Exchange Offer and Consent Solicitation	If you wish to participate in the exchange offer and the consent solicitation, you must cause the book-entry transfer of your Whole Foods Market Notes to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

•	A completed letter of transmittal and consent; or

•	An agent’s message transmitted under DTC’s Automated Tender Offer Program (“ATOP”), by which each tendering holder agrees to be bound by the letter of transmittal and consent.

See “The Exchange Offer and Consent Solicitation—Procedures for Tendering and Consenting.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are available in connection with the exchange offer and consent solicitation. You must tender your Whole Foods Market Notes and deliver your consent by the Expiration Date in order to participate in the exchange offer and the consent solicitation.

Total Consideration; Early Participation Premium before the Early Participation Date	In exchange for each $1,000 principal amount of Whole Foods Market Notes that you validly tender before the Early Participation Date and do not validly withdraw, you will receive the Total Consideration, which consists of $1,000 principal amount of Amazon Notes (which amount includes the Early Participation Premium of $30 principal amount of Amazon Notes), and a cash amount of $1.00. In exchange for each $1,000 principal amount of Whole Foods Market Notes that you validly tender after the Early Participation Date but before the Expiration Date and do not validly withdraw, you will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Amazon Notes, and so consists of $970 principal amount of Amazon Notes and a cash amount of $1.00.

Expiration Date	The exchange offer and consent solicitation will expire immediately following 11:59 p.m., New York City time, on Tuesday, December 19, 2017, or at such later date and time to which Amazon extends the exchange offer and consent solicitation.

Withdrawal and Revocation	You may validly withdraw tenders of Whole Foods Market Notes (and related consents to the proposed amendments revoked as a result) at any time before the Expiration Date.

After the Expiration Date, you may not validly withdraw tenders of Whole Foods Market Notes unless Amazon is otherwise required by law to permit withdrawal. If the exchange offer is terminated, the Whole Foods Market Notes tendered will be promptly returned to you. See “The Exchange Offer and Consent Solicitation—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of the Whole Foods Market Notes (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or before the Expiration Date. The proposed amendments may become effective if the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived.

Acceptance of Whole Foods Market Notes and Consents and Delivery of Amazon Notes	You may not consent to the proposed amendments to the Whole Foods Market Indenture without tendering your Whole Foods Market Notes in the exchange offer and you may not tender your Whole Foods Market Notes for exchange without consenting to the proposed amendments to the Whole Foods Market Indenture.

Subject to the satisfaction or, where permitted, waiver of the conditions to the exchange offer and consent solicitation, Amazon will accept for exchange any and all Whole Foods Market Notes that you validly tender before the Expiration Date and do not validly withdraw; likewise, because the act of validly tendering Whole Foods Market Notes will also constitute valid delivery of consents to the proposed amendments to the Whole Foods Market Indenture, Amazon will also accept all consents that are validly delivered and not validly revoked before the Expiration Date. All Whole Foods Market Notes exchanged will have the status of Whole Foods Market Notes issued but not outstanding or will be retired and cancelled at our option.

The Amazon Notes issued under the exchange offer will be issued and delivered, and the cash amounts payable will be delivered, through the facilities of DTC on the Settlement Date. We will return to you any Whole Foods Market Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offer and Consent Solicitation—Acceptance of Whole Foods Market Notes for Exchange; Amazon Notes; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider certain U.S. federal income tax consequences of the exchange offer and consent solicitation; please consult your tax advisor about the tax consequences to you of the exchange. See “Material U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Whole Foods Market Notes for Amazon Notes

If you do not exchange your Whole Foods Market Notes for Amazon Notes in the exchange offer, you will not receive the benefit of having Amazon, the parent entity of Whole Foods Market, as the obligor of your notes. In addition, if the proposed amendments to the Whole

Foods Market Notes become effective, those amendments will apply to all Whole Foods Market Notes that are not exchanged in the exchange offer, even though the remaining holders of the Whole Foods Market Notes did not consent to the proposed amendments. Thereafter, all such Whole Foods Market Notes will be governed by the amended Whole Foods Market Indenture, which will be less restrictive and afford reduced protections to any remaining holders of the Whole Foods Market Notes compared to those currently in place.

Additionally, the trading market for any remaining Whole Foods Market Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading market of any remaining Whole Foods Market Notes more volatile. Consequently, the liquidity, market value, and price of Whole Foods Market Notes that remain outstanding may be materially and adversely affected. Therefore, if your Whole Foods Market Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged Whole Foods Market Notes. Whole Foods Market has already ceased reporting under Sections 13 and 15(d) of the Exchange Act and, accordingly, current stand-alone information about Whole Foods Market will no longer be publicly available.

See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Whole Foods Market Indenture will reduce protections for remaining holders of Whole Foods Market Notes.”

Use of Proceeds	Amazon will not receive any cash proceeds from the exchange offer.

Exchange Agent, Information Agent and Dealer Manager	Global Bondholder Services Corporation serves as exchange agent and information agent for the exchange offer and consent solicitation.

Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as the dealer manager.

The addresses and telephone numbers of the dealer manager and the exchange agent and information agent are set forth on the back cover of this prospectus.

We have other business relationships with the dealer manager, as described in “The Exchange Offer and Consent Solicitation—Dealer Manager.”

No Recommendation

None of Amazon, Whole Foods Market, the dealer manager, the exchange agent, the information agent, the Amazon Trustee, the Whole Foods Market Trustee, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of the principal amount of your Whole Foods Market Notes (and in so doing, consent to the adoption of the proposed amendments to the Whole Foods Market Indenture and the

Whole Foods Market Notes), and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the exchange offer and consent solicitation, please read the section entitled “Risk Factors” beginning on page 18 of this prospectus.

Further Information	You should direct (1) questions about the terms of the exchange offer or the consent solicitation to the dealer manager and (2) questions about the exchange procedures and requests for additional copies of the prospectus and the letter of transmittal and consent to the information agent, at their respective addresses and telephone numbers on the back cover of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update, or change the information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference in this prospectus, the registration statement, the exhibits to the registration statement, and the additional information described under the heading “Where You Can Find More Information.”

The New Amazon Notes

Issuer	Amazon.com, Inc.

Notes Offered	$1,000,000,000 aggregate principal amount of 5.200% Notes due 2025.

Interest Rate; Interest Payment Dates; Maturity Date	The Amazon Notes will bear interest at a rate of 5.200% per annum. We will pay interest on the Amazon notes on June 3 and December 3 of each year, beginning on June 3, 2018. The Amazon Notes will mature on December 3, 2025. The current interest rate and maturity date of the Amazon Notes are the same as the Whole Foods Market Notes for which they are being offered in exchange.

The Amazon Notes will bear interest from the most recent interest payment date for which interest has been paid on the Whole Foods Market Notes. No accrued but unpaid interest will be paid on any Whole Foods Market Notes validly tendered and not validly withdrawn before the Expiration Date. Holders of Whole Foods Market Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Whole Foods Market for interest accrued from the date of the last interest payment date for their Whole Foods Market Notes. Consequently, if you tender your Whole Foods Market Notes before the Early Participation Date you will receive the same accrued interest payments that you would have received had you not exchanged your Whole Foods Market Notes in the exchange offer. Interest will only accrue on the aggregate principal amount of Amazon Notes you receive, which will be less than the principal amount of Whole Foods Market Notes you tendered for exchange if you tender your Whole Foods Market Notes after the Early Participation Date.

Optional Redemption	Prior to September 3, 2025, we may redeem the Amazon Notes at our option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount of the Amazon Notes to be redeemed plus the applicable make-whole premium described herein, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after September 3, 2025, we may redeem the Amazon Notes at our option at any time either in whole or in part for a redemption price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. See “Description of New Amazon Notes—Optional Redemption” in this prospectus. Those redemption terms are the same as those applicable to the Whole Foods Market Notes.

Ranking	The Amazon Notes will be senior unsecured obligations of Amazon and will rank equally with all other unsecured indebtedness of Amazon from time to time outstanding.

No Guarantees	The Amazon Notes will be the obligations solely of Amazon and will not be guaranteed by any subsidiary of Amazon.

Further Issuances	We may, without the consent of existing holders, increase the principal amount of the Amazon Notes by issuing more such notes in the future, on the same terms and conditions (other than differences in the issue date, issue price, and interest accrued prior to the issue date of such additional Amazon Notes, and restrictions on transfer in respect of such additional Amazon Notes) and with the same CUSIP number (unless the additional Amazon Notes are not fungible for U.S. federal income tax or securities law purposes with the Amazon Notes offered hereby, in which case such additional Amazon Notes will have one or more separate CUSIP numbers), in each case, as the Amazon Notes being offered by this prospectus. We do not plan to inform the existing holders if we re-open the Amazon Notes to issue and sell additional Amazon Notes in the future. Additional Amazon Notes issued in this manner will be consolidated with and will form a single series with the Amazon Notes being offered hereby.

Denominations	Amazon will issue the Amazon Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

In the exchange offer, the principal amount of each Amazon Note issued to you will be rounded down, if necessary, to the nearest whole multiple of $1,000 in excess of $2,000, and we will pay cash equal to the difference between the principal amount of the Amazon Notes to which you would otherwise be entitled and the principal amount of the Amazon Note actually issued, plus accrued and unpaid interest on the principal amount representing such difference up to, but excluding, the Settlement Date.

Trading	The Amazon Notes will not be listed on any national securities exchange or be quoted on any automated dealer quotation system.

Trustee	Wells Fargo Bank, National Association.

Use of Proceeds	Amazon will not receive any cash proceeds from the issuance of the Amazon Notes under the exchange offer. In exchange for issuing the Amazon Notes and paying the cash consideration, Amazon will receive the tendered Whole Foods Market Notes, which will have the status of Whole Foods Market Notes issued but not outstanding or will be retired and cancelled at our option. See “Use of Proceeds.”

Risk Factors

You should consider carefully all the information set forth and incorporated by reference in this prospectus and any prospectus supplement, together with the registration statement and the exhibits thereto, including the risks and uncertainties described below in the section entitled “Risk Factors” beginning on page 18 of this prospectus and under the heading “Risk Factors” included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations, and prospects, and could result in a partial or complete loss of your investment.

Governing Law	The Amazon Indenture provides that New York law shall govern any action regarding the notes brought pursuant to the indenture.

RISK FACTORS

Participating in the exchange offer and the consent solicitation involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus and any prospectus supplement, you should carefully consider the following discussion of risks before deciding whether participating in the exchange offer and consent solicitation is suitable for you. In addition, you should carefully consider the other risks, uncertainties, and assumptions that are set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, before deciding to participate in the exchange offer and consent solicitation.

In addition to the foregoing risks relating to us, the following are additional risks relating to the Amazon Notes, the exchange offer, and the consent solicitation.

Risks Related to the Amazon Notes

The Amazon Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Amazon Notes are obligations exclusively of Amazon.com, Inc. and not of any of our subsidiaries. Our operations are primarily conducted through our subsidiaries, which are separate legal entities that have no obligation to pay any amounts due under the Amazon Notes or to make any funds available therefor, whether by dividends, loans, or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Amazon Notes). Consequently, the Amazon Notes will be structurally subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The Amazon Notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Amazon Notes.

The Amazon Notes are unsecured general obligations, ranking equally with other senior unsecured indebtedness of Amazon outstanding from time to time. The Amazon Indenture and our existing outstanding senior notes (the “Existing Amazon Notes”), and the agreements governing our other debt, permit us and our subsidiaries to incur additional indebtedness, including secured debt. If we incur any additional secured debt, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization, or other winding up, assets that secure debt will be available to pay obligations on the Amazon Notes only after all debt secured by those assets has been repaid in full. Holders of the Amazon Notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including holders of our Existing Amazon Notes and our trade creditors. If we incur any additional obligations that rank equally with the Amazon Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Amazon Notes and the Existing Amazon Notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution, or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the Amazon Notes then outstanding would remain unpaid.

The limited covenants in the Amazon Indenture and the terms of the Amazon Notes do not provide protection against some types of important corporate events and may not protect your investment.

The Amazon Indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow, or liquidity and, accordingly, does not protect holders of the Amazon Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other liabilities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the Amazon Notes;

•	limit our ability to incur secured indebtedness that would effectively rank senior to the Amazon Notes to the extent of the value of the assets securing the indebtedness, or to engage in sale/leaseback transactions;

•	limit our ability to incur indebtedness that is equal in right of payment to the Amazon Notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Amazon Notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	require us to repurchase the Amazon Notes in the event of a change in control.

As a result of the foregoing, when evaluating the terms of the Amazon Notes, you should be aware that the terms of the Amazon Indenture and the Amazon Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances, and events, such as certain acquisitions, refinancings, or recapitalizations that could substantially and adversely affect our capital structure and the value of the Amazon Notes. For these reasons, you should not consider the covenants in the Amazon Indenture as a significant factor in evaluating whether to invest in the Amazon Notes.

Changes in our credit ratings may adversely affect your investment in the Amazon Notes.

The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold, or sell the Amazon Notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Amazon Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended, or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Amazon Notes and increase our corporate borrowing costs.

There may not be active trading markets for the Amazon Notes.

We cannot assure you that trading markets for the Amazon Notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the Amazon Notes, your ability to sell your Amazon Notes, or the prices at which you will be able to sell your Amazon Notes. Future trading prices of the Amazon Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Amazon Notes, and the market for similar securities. Any trading markets that develop for the Amazon Notes would be affected by many factors independent of and in addition to the foregoing, including the:

•	propensity of existing holders to trade their positions in such Amazon Notes;

•	time remaining to the maturity of such Amazon Notes;

•	outstanding amount of such Amazon Notes;

•	redemption of such Amazon Notes; and

•	level, direction, and volatility of market interest rates generally.

Redemption of the Amazon Notes may adversely affect your return on such Amazon Notes.

We have the right to redeem all of the Amazon Notes prior to maturity. We may redeem these Amazon Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of your Amazon Notes.

Risks Related to the Exchange Offer and the Consent Solicitation

The proposed amendments to the Whole Foods Market Indenture will reduce protections for remaining holders of Whole Foods Market Notes.

Although the Whole Foods Market Indenture currently contains limited protections, if the proposed amendments to the Whole Foods Market Indenture are adopted, the covenants and certain other terms of such amended Whole Foods Market Notes will be even less restrictive and will afford reduced protections to any remaining holders of such Whole Foods Market Notes compared to the covenants and other provisions currently in place.

The proposed amendments to the Whole Foods Market Indenture would, among other things, eliminate (1) substantially all of the restrictive covenants, (2) the change of control provisions, (3) certain requirements that must be met for Whole Foods Market to consolidate, merge, or sell all or substantially all of its assets, and (4) certain events of default in the Whole Foods Market Indenture so they will no longer apply, as well as change the delivery date of the annual compliance certificate.

If the proposed amendments are adopted for the Whole Foods Market Notes, each non-exchanging holder of the Whole Foods Market Notes will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk of Whole Foods Market, and might adversely affect the liquidity, market price, and price volatility of the Whole Foods Market Notes or otherwise be adverse to the interests of the holders of the Whole Foods Market Notes. See “The Proposed Amendments.”

The liquidity of the Whole Foods Market Notes that are not exchanged will be reduced.

We expect that the trading market for unexchanged Whole Foods Market Notes will become more limited due to the reduction in the amount of the Whole Foods Market Notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price, and price volatility of these securities. If a market for unexchanged Whole Foods Market Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities, and other factors. However, we cannot assure you that an active market in the unexchanged Whole Foods Market Notes will exist, develop, or be maintained or as to the prices at which the unexchanged Whole Foods Market Notes may be traded.

Trading in the Whole Foods Market Notes may be adversely affected by the lack of information about Whole Foods Market.

Whole Foods Market has ceased reporting under Sections 13 and 15(d) of the Exchange Act and, accordingly, it will no longer provide reports or information to the SEC, the Whole Foods Market Trustee, or holders of the Whole Foods Market Notes. Although we currently expect the credit rating agencies to continue to rate the Whole Foods Market Notes following completion of the exchange, in the future one or more credit rating agencies may cease to provide a credit rating for the Whole Foods Market Notes. Trading in the Whole Foods Market Notes may be adversely affected by the lack of current publicly available information about Whole Foods Market.

The exchange offer and consent solicitation may be cancelled or delayed.

The consummation of the exchange offer is subject to, and conditional upon the satisfaction or, where permitted, waiver of, the conditions specified in this prospectus, including the receipt of the Requisite Consents. Even if the exchange offer and consent solicitation are completed, the exchange offer and consent solicitation may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer and consent solicitation may have to wait longer than they expect to receive their Amazon Notes and the cash consideration offered.

We may acquire Whole Foods Market Notes in future transactions.

We may in the future seek to acquire Whole Foods Market Notes in open market or privately-negotiated transactions, through subsequent exchange offers, or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer and such other terms may be more or less favorable to holders of Whole Foods Market Notes.

You may not receive Amazon Notes in the exchange offer if you do not follow the procedures for the exchange offer.

We will issue the Amazon Notes in exchange for your Whole Foods Market Notes only if you tender your Whole Foods Market Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before the expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company, or other nominee may establish its own earlier deadlines for participation in the exchange offer and consent solicitation. Accordingly, beneficial owners wishing to participate in the exchange offer and consent solicitation should contact their broker, dealer, commercial bank, trust company, or other nominee as soon as possible in order to determine the times by which you must take action in order to participate in the exchange offer and consent solicitation.

The consideration to be received in the exchange offer does not reflect any valuation of the Whole Foods Market Notes or the Amazon Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offer represents a fair valuation of either the Whole Foods Market Notes or the Amazon Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Whole Foods Market Notes. None of Amazon, Whole Foods Market, the dealer manager, the exchange agent, the information agent, the Amazon Trustee, the Whole Foods Market Trustee, or any other person is making any recommendation as to whether or not you should tender Whole Foods Market Notes for exchange in the exchange offer or deliver a consent pursuant to the consent solicitation.

A holder will recognize gain or loss on the exchange of Whole Foods Market Notes for Amazon Notes and cash.

We believe that the exchange of Whole Foods Market Notes for Amazon Notes and cash pursuant to the exchange offer will be treated as a disposition of Whole Foods Market Notes in exchange for Amazon Notes and cash on which gain or loss is recognized for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) that tenders the Whole Foods Market Notes in exchange for Amazon Notes and cash will generally recognize taxable gain or loss for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences—U.S. Holders—The Exchange Offer.”

The U.S. federal income tax treatment of holders who do not tender their Whole Foods Market Notes pursuant to the exchange offer is unclear.

The adoption of the proposed amendments may or may not result in a deemed exchange of Whole Foods Market Notes for “new” notes (the “Amended Notes”) for U.S. federal income tax purposes. If the adoption of the proposed amendments does not result in a deemed exchange, non-exchanging holders should not realize gain or loss as a result of the adoption of the proposed amendments and completion of the exchange offer. If the adoption of the proposed amendments does result in a deemed exchange, a U.S. Holder could recognize taxable gain or loss on the deemed exchange of Whole Foods Market Notes for Amended Notes. See “Material U.S. Federal Income Tax Consequences—Holders Not Tendering in the Exchange Offer.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Information Incorporated By Reference.”

	Nine Months Ended September 30, 2017	Fiscal Year
		2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	3.92x	7.19x	3.70x	—	3.52x	5.07x

(1)	For the fiscal year ended December 31, 2014, earnings were insufficient to cover fixed charges by $117 million.

The ratio of earnings to fixed charges is computed by dividing (i) “earnings” consisting of the sum of (x) income before income taxes and losses from equity interests, and (y) fixed charges by (ii) fixed charges.

The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts, and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Amazon Notes in connection with the exchange offer. In exchange for issuing the Amazon Notes and paying the cash consideration, we will receive the tendered Whole Foods Market Notes, which will have the status of Whole Foods Market Notes issued but not outstanding or will be retired and cancelled at our option.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

Purpose of the Exchange Offer and Consent Solicitation

Amazon is conducting the exchange offer to simplify its capital structure and to give existing holders of Whole Foods Market Notes the option to obtain securities issued by Amazon. Amazon is conducting the consent solicitation to, among other things, eliminate (1) substantially all of the restrictive covenants, (2) the change of control provisions, (3) certain requirements that must be met for Whole Foods Market to consolidate, merge or sell all or substantially all of its assets, and (4) certain events of default in the Whole Foods Market Indenture so they will no longer apply. Completion of the exchange offer and consent solicitation is expected to ease administration of the Company’s consolidated indebtedness.

Terms of the Exchange Offer and Consent Solicitation

In the exchange offer, we are offering in exchange for a holder’s outstanding Whole Foods Market Notes up to $1,000,000,000 in aggregate principal amount of 5.200% Notes due 2025 of Amazon and cash consideration.

In exchange for each $1,000 principal amount of Whole Foods Market Notes that is validly tendered before the Early Participation Date, and not validly withdrawn, holders will be eligible to receive the Total Consideration which consists of $1,000 principal amount of Amazon Notes (which amount includes the Early Participation Premium of $30 principal amount of Amazon Notes), and a cash amount of $1.00. In exchange for each $1,000 principal amount of Whole Foods Market Notes that is validly tendered after the Early Participation Date but before the Expiration Date, and not validly withdrawn, holders will be eligible to receive only the Exchange Consideration of $970 principal amount of Amazon Notes and a cash amount of $1.00, which is equal to the Total Consideration less the Early Participation Premium.

The Amazon Notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not accept any tender that would result in the issuance of less than $2,000 principal amount of Amazon Notes with respect to such tender. If Amazon would be required to issue an Amazon Note in a denomination other than $2,000 or a whole multiple of $1,000 above such minimum, Amazon will, in lieu of such issuance:

•	issue an Amazon Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000 above the $2,000 minimum; and

•	pay a cash amount equal to:

•	the difference between (i) the principal amount of the Amazon Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Amazon Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference up to, but excluding, the Settlement Date.

The interest rate, interest payment dates, optional redemption prices, and maturity date of the Amazon Notes to be issued by Amazon in the exchange offer will be the same as the current interest rate, interest payment dates, optional redemption prices, and maturity date of the Whole Foods Market Notes to be exchanged. The Amazon Notes received in exchange for the tendered Whole Foods Market Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Whole Foods Market Notes; provided, that interest will only accrue for the aggregate principal amount of Amazon Notes you receive, which will be less than the principal amount of Whole Foods Market Notes you tendered for exchange in the event that your Whole Foods Market Notes are tendered after the Early Participation Date. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Whole Foods Market Notes you exchange at the time of the exchange. However, the first interest payment for the Amazon Notes issued in the exchange will have accrued from the most recent interest payment date for Whole Foods Market Notes tendered in exchange for the Amazon Notes.

The Amazon Notes are a new series of debt securities that will be issued under the Indenture, dated as of November 29, 2012 (the “Amazon Indenture”), between Amazon.com, Inc. and Wells Fargo Bank, National Association, as trustee. The terms of the Amazon Notes will include those expressly set forth in such notes and the Amazon Indenture and those made part of the Amazon Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offer, we are also soliciting consents from the holders of the Whole Foods Market Notes to effect a number of amendments to the Whole Foods Market Indenture under which the Whole Foods Market Notes were issued and are governed. You may not consent to the proposed amendments to the Whole Foods Market Indenture without tendering your Whole Foods Market Notes in the exchange offer and you may not tender your Whole Foods Market Notes for exchange without consenting to the proposed amendments.

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the conditions discussed under “—Conditions to the Exchange Offer and Consent Solicitation,” including, among other things, the receipt of the Requisite Consents. We may, at our option and in our sole discretion, waive any such conditions except the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission and, for the avoidance of doubt, the condition to receive the Requisite Consents. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or before the Expiration Date. For a description of the proposed amendments, see “The Proposed Amendments.” The proposed amendments may become effective if the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived.

If the Requisite Consents are received and the conditions discussed under “The Exchange Offer and Consent Solicitation—Conditions to the Exchange Offer and Consent Solicitation” have been satisfied or, where permitted, waived, then Whole Foods Market and the Whole Foods Market Trustee will execute a supplemental indenture setting forth the proposed amendments and such supplemental indenture shall become effective upon its execution and delivery. However, the proposed amendments to the Whole Foods Market Indenture will not become operative until after the issuance of the Amazon Notes and the payment of the cash consideration payable pursuant to the exchange offer on the Settlement Date. Each non-consenting holder of Whole Foods Market Notes will be bound by the supplemental indenture.

Conditions to the Exchange Offer and Consent Solicitation

The consummation of the exchange offer is subject to, and conditional upon, the satisfaction or, where permitted, waiver of the following conditions: (a) the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of the Whole Foods Market Notes (the “Requisite Consents”), (b) the valid tender (without valid withdrawal) of a majority in aggregate principal amount of the Whole Foods Market Notes as of the Expiration Date, as it may be extended at Amazon’s discretion, (c) the registration statement of which this prospectus forms part has been declared effective by the Commission, and (d) the following statements are true:

1.	In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture, or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree, or injunction has been promulgated, enacted, entered, enforced, or deemed applicable to the exchange offer, the exchange of Whole Foods Market Notes under the exchange offer, the consent solicitation, or the proposed amendments, by or before any court or governmental, regulatory, or administrative agency, authority, or tribunal, which either:

•	challenges the exchange offer, the exchange of Whole Foods Market Notes under the exchange offer, the consent solicitation, or the proposed amendments or might, directly or indirectly,

prohibit, prevent, restrict, or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer, the exchange of Whole Foods Market Notes under the exchange offer, the consent solicitation, or the proposed amendments; or

•	could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities, or prospects of Amazon and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Amazon of the exchange offer, the exchange of Whole Foods Market Notes under the exchange offer, the consent solicitation, or the proposed amendments, or might be material to holders of Whole Foods Market Notes in deciding whether to accept the exchange offer and give their consents;

2.	None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in United States securities or financial markets that in our reasonable judgment makes it impractical or inadvisable to proceed with the exchange offer and consent solicitation; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

3.	The Whole Foods Market Trustee has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, the exchange offer, the exchange of Whole Foods Market Notes under the exchange offer, the consent solicitation, or our ability to effect the proposed amendments, nor has the Whole Foods Market Trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offer, the exchange of the Whole Foods Market Notes under the exchange offer, or the consent solicitation.

All of these conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part in our sole discretion. Any determination made by us concerning these events, developments, or circumstances shall be conclusive and binding, subject to the rights of the holders of the Whole Foods Market Notes to challenge such determination in a court of competent jurisdiction. We may, at our option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms part has been declared effective by the Commission. All conditions to the exchange offer must be satisfied or, where permitted, waived, on or before the Expiration Date.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offer shall be 11:59 p.m., New York City time, on Tuesday, December 19, 2017, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the exchange offer.

Subject to applicable law, we expressly reserve the right, in our sole discretion, to:

1.	delay accepting any Whole Foods Market Notes, to extend the exchange offer and consent solicitation, or to terminate the exchange offer and consent solicitation and not accept any Whole Foods Market Notes; and

2.

amend, modify, or waive in part or whole, at any time before the expiration of the exchange offer, the terms of the exchange offer and consent solicitation in any respect, including waiver of any conditions to consummation of the exchange offer and consent solicitation (except the condition that the registration statement of which this prospectus is a part has been declared effective by the Commission and the condition of receiving the Requisite Consents).

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment, or termination of the exchange offer and consent solicitation, we will not be obligated to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which the exchange offer and consent solicitation will remain open following material changes in the terms of the exchange offer and consent solicitation or in the information concerning the exchange offer and consent solicitation will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Whole Foods Market Notes sought, the exchange offer and consent solicitation will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Whole Foods Market Notes. We may choose to extend the exchange offer, in our sole discretion, by giving notice of such extension at any time on or before 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Date.

If the terms of the exchange offer and consent solicitation are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Whole Foods Market Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Whole Foods Market Notes of such amendment, and will extend the exchange offer and consent solicitation as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Whole Foods Market Notes, if the exchange offer and consent solicitation would otherwise expire during such time period.

Effect of Tender

Any tender of a Whole Foods Market Note by a noteholder that is not validly withdrawn before the Expiration Date will constitute a binding agreement between that holder and Amazon and a consent to the proposed amendments, upon the terms and subject to the conditions of the exchange offer and the letter of transmittal and consent, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. The acceptance of the exchange offer by a tendering holder of Whole Foods Market Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Whole Foods Market Notes, free and clear of all liens, charges, claims, encumbrances, interests, and restrictions of any kind.

If the proposed amendments to the Whole Foods Market Indenture have been adopted, the amendments will apply to all Whole Foods Market Notes that are not acquired in the exchange offer, even though the holders of those Whole Foods Market Notes did not consent to the proposed amendments. Thereafter, all such Whole Foods Market Notes will be governed by the amended Whole Foods Market Indenture, which will be less restrictive and afford reduced protections to any remaining holders of the Whole Foods Market Notes compared to those currently in place. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Whole Foods Market Indenture will reduce protections for remaining holders of Whole Foods Market Notes.”

Absence of Dissenters’ Rights

Holders of the Whole Foods Market Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Whole Foods Market Indenture or under the terms of the Whole Foods Market Indenture in connection with the exchange offer and consent solicitation.

Acceptance of Whole Foods Market Notes for Exchange; Amazon Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offer are satisfied or, where permitted, waived, we will issue the Amazon Notes in book-entry form and pay the cash consideration in connection with the exchange offer promptly on the Settlement Date in exchange for Whole Foods Market Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange.

We will be deemed to have accepted validly tendered Whole Foods Market Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments to the Whole Foods Market Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of Amazon Notes and payment of the cash consideration in connection with the exchange of Whole Foods Market Notes accepted by us will be made by the exchange agent on the Settlement Date, upon receipt of such notice. The exchange agent will act as agent for participating holders of the Whole Foods Market Notes for the purpose of receiving consents and Whole Foods Market Notes from, and transmitting Amazon Notes and the cash consideration to, such holders. If any tendered Whole Foods Market Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Whole Foods Market Notes are withdrawn before the Expiration Date of the exchange offer, such unaccepted or withdrawn Whole Foods Market Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

In no event will interest accrue or be payable by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Amazon be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The proposed amendments to the Whole Foods Market Indenture will not become operative until after the issuance of the Amazon Notes and the payment of the cash consideration payable pursuant to the exchange offer on the Settlement Date.

Procedures for Tendering and Consenting

If you hold Whole Foods Market Notes and wish to have those notes exchanged for Amazon Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Whole Foods Market Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Whole Foods Market Notes will constitute a consent to the proposed amendments to the Whole Foods Market Indenture and the Whole Foods Market Notes.

The procedures by which you may tender or cause to be tendered Whole Foods Market Notes will depend upon the manner in which you hold the Whole Foods Market Notes, as described below. No alternative, conditional, or contingent tenders will be accepted.

Whole Foods Market Notes Held with DTC

Under authority granted by DTC, if you are a DTC participant that has Whole Foods Market Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Whole Foods

Market Notes and deliver a consent as if you were the record holder. Accordingly, references in this prospectus to record holders include DTC participants with Whole Foods Market Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts for the Whole Foods Market Notes at DTC for purposes of the exchange offer.

Tender of Whole Foods Market Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional, or contingent tenders will be accepted. Holders who tender less than all of their Whole Foods Market Notes must continue to hold Whole Foods Market Notes in the minimum authorized denomination of $2,000 principal amount.

Any DTC participant may tender Whole Foods Market Notes and thereby deliver a consent to the proposed amendments to the Whole Foods Market Indenture by effecting a book-entry transfer of the Whole Foods Market Notes to be tendered in the exchange offer into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offer through DTC’s ATOP procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offer.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC, and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent, and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Whole Foods Market Notes that the participant has received and agrees to be bound by the terms and conditions of the exchange offer and consent solicitation as set forth in this prospectus and the letter of transmittal and consent, and that Amazon and Whole Foods Market may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures before the Expiration Date of the exchange offer.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent before the Expiration Date of the exchange offer at its address set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Whole Foods Market Notes Held Through a Nominee

Currently, all of the Whole Foods Market Notes are held in book-entry form and can only be tendered by following the procedures described above under “—Whole Foods Market Notes Held with DTC.” However, if you are a beneficial owner of Whole Foods Market Notes that are subsequently issued in certificated form and that are held of record by a broker, dealer, commercial bank, trust company, or other nominee, and you wish to tender Whole Foods Market Notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Whole Foods Market Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company, or other nominee may establish its own earlier deadlines for participation in the exchange offer and consent solicitation. Accordingly, beneficial owners wishing to participate in the exchange offer and consent solicitation should contact their broker, dealer, commercial bank, trust company, or other nominee as soon as possible in order to determine the times by which you must take action in order to participate in the exchange offer and consent solicitation.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of Amazon Notes and the payment of the cash consideration, in exchange for Whole Foods Market Notes tendered by a letter of transmittal and consent or agent’s message in accordance with the terms and subject to the conditions in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent under an agent’s message) a tendering holder of Whole Foods Market Notes, among other things:

•	irrevocably sells, assigns, and transfers to or upon the order of Amazon all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Whole Foods Market Notes tendered thereby;

•	represents and warrants that the Whole Foods Market Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests, and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” for the Whole Foods Market Notes tendered; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder for any tendered Whole Foods Market Notes (with full knowledge that the exchange agent also acts as the agent of Amazon), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Whole Foods Market Notes tendered to be assigned, transferred, and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offer and consent solicitation, delivery of your Whole Foods Market Notes, signature guarantees, and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Whole Foods Market Notes and the portion entitled “Special Payment Instructions” on the letter of transmittal and consent has not been completed; or

•	the Whole Foods Market Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

By tendering Whole Foods Market Notes for exchange, holders will be deemed to have validly delivered consent to the proposed amendments to the Whole Foods Market Indenture under which those respective Whole Foods Market Notes were issued. Tenders of Whole Foods Market Notes in connection with any of the exchange offer may be withdrawn at any time before the Expiration Date of the exchange offer. Tenders of Whole Foods Market Notes may not be withdrawn at any time thereafter, unless such Whole Foods Market Notes have not been accepted for payment, in which case they may be withdrawn on or after January 22, 2018, the forty-first business day after the commencement of the exchange offer. Consents to the proposed amendments in connection with the consent solicitation may be revoked at any time before the Expiration Date of the consent solicitation by withdrawing tender of Whole Foods Market Notes, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered Whole Foods Market Notes before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the Whole Foods Market Indenture.

Beneficial owners desiring to withdraw Whole Foods Market Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Whole Foods Market Notes. In order to withdraw Whole Foods Market Notes previously tendered, a DTC participant may, before the Expiration Date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery, or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant and the principal amount of Whole Foods Market Notes subject to the notice. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Whole Foods Market Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Whole Foods Market Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Whole Foods Market Notes may not be rescinded and any Whole Foods Market Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Whole Foods Market Notes, however, may be re-tendered by following the procedures described above at any time before the Expiration Date of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt), and acceptance for exchange of any tender or withdrawal of Whole Foods Market Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders or withdrawals not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender or withdrawal of any Whole Foods Market Notes in the exchange offer, and our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Amazon, Whole Foods Market, the dealer manager, the exchange agent, the information agent, the Amazon Trustee, the Whole Foods Market Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or withdrawals or incur any liability for failure to give any such notification.

Tenders or withdrawals of Whole Foods Market Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Whole Foods Market Notes received by the exchange agent in connection with the exchange offer that are not validly tendered or withdrawn and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered or withdrawn in certificated form or (ii) if they were tendered or withdrawn through the ATOP procedures, to the DTC participant who delivered such Whole Foods Market Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the exchange offer or the withdrawal or termination of the exchange offer.

We may also in the future seek to acquire untendered Whole Foods Market Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Whole Foods Market Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due on the Whole Foods Market Notes tendered by such holder.

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offer and consent solicitation. Letters of transmittal and consent and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Whole Foods Market Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer and the consent solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Whole Foods Market Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company, or other nominee may also contact such record holder for assistance concerning the exchange offer.

Dealer Manager

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as dealer manager in connection with the exchange offer and consent solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the exchange offer or the consent solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this prospectus.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color, or trading ideas, and/or publish or express independent research views in respect of such assets, securities, or instruments, and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of Amazon and/or Whole Foods Market, including the Whole Foods Market Notes, and, to the extent that the dealer manager or its affiliates own Whole Foods Market Notes during the exchange offer and consent solicitation, they may tender such Whole Foods Market Notes under the terms of the exchange offer and consent solicitation.

Other Fees and Expenses

The expenses of soliciting tenders and consents for the Whole Foods Market Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the dealer manager and the information agent, as well as by officers and other employees of Amazon and its affiliates.

You will not be required to pay any fees or commissions to Amazon, the dealer manager, the exchange agent, or the information agent in connection with the exchange offer. If your Whole Foods Market Notes are held through a broker, dealer, commercial bank, trust company, or other nominee that tenders your Whole Foods Market Notes on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.

DESCRIPTION OF DIFFERENCES BETWEEN THE WHOLE FOODS MARKET NOTES

AND THE AMAZON NOTES

The following is a summary comparison of the material terms of the Whole Foods Market Notes and the Amazon Notes that differ. The Amazon Notes issued in the exchange offer will be governed by the Amazon Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the Whole Foods Market Indenture, the Amazon Indenture, and the applicable note certificate. Copies of those indentures and the note certificates are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.

The Whole Foods Market Notes represent, as of the date of this prospectus, the only debt securities issued and currently outstanding under the Whole Foods Market Indenture.

Terms used in the comparison of the Whole Foods Market Notes and the Amazon Notes below and not otherwise defined in this prospectus have the meanings given to those terms in the Whole Foods Market Indenture, the Amazon Indenture, or the applicable note certificate, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which such notes were or will be issued.

The description of the Whole Foods Market Notes reflects the Whole Foods Market Notes as currently constituted and does not reflect any changes to the covenants and other terms of the Whole Foods Market Notes or the Whole Foods Market Indenture that may be effected following the consent solicitation as described under “The Proposed Amendments.”

	Whole Foods Market Notes	Amazon Notes
Limitations on Liens	Section 4.02 of the Whole Foods Market Base Indenture	N/A

	(a) So long as any Notes remain outstanding, Whole Foods Market may not directly or indirectly, incur, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness secured by a Lien upon (i) any properties or assets (including Capital Stock) of Whole Foods Market or any of its Subsidiaries or (ii) any shares of stock or Indebtedness of any of its Subsidiaries (whether such property, assets, shares of stock or Indebtedness are now existing or owned or hereafter created or acquired), in any such case unless, prior to or concurrently with the incurrence of any such secured Indebtedness, or the grant of a Lien with respect to any such Indebtedness to be so secured, the Notes (together with, at the option of Whole Foods Market, any other Indebtedness of Whole Foods	The Amazon Indenture does not have a “Limitations on Liens” provision.

Whole Foods Market Notes	Amazon Notes

Market or any of its Subsidiaries ranking equally in right of payment with the Notes) shall be secured equally and ratably with (or, at Whole Foods Market’s option, prior to) such Indebtedness to be so secured; provided, however, that the foregoing restrictions shall not apply to:

(i) Liens on property, shares of stock or Indebtedness existing with respect to any Person at the time such Person becomes a Subsidiary of Whole Foods Market; provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary, does not extend to any property, shares of stock or Indebtedness other than those of such Person becoming a Subsidiary and the Indebtedness so secured is not increased;

(ii) Liens on property, shares of stock or Indebtedness existing at the time of acquisition thereof by Whole Foods Market or any of its Subsidiaries or Liens on property, shares of stock or Indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or Indebtedness, or Liens on property, shares of stock or Indebtedness to secure any Indebtedness incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or Indebtedness, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, such construction or the making of

Whole Foods Market Notes	Amazon Notes

the improvements; provided that such Liens do not extend to any property, shares of stock or Indebtedness other than the property, shares of stock or Indebtedness so acquired, completed or constructed;

(iii) Liens securing Indebtedness of Whole Foods Market or any of Whole Foods Market’s Subsidiaries owing to Whole Foods Market or any of its Subsidiaries;

(iv) With respect to Notes of a series, Liens existing on the initial Issue Date for such series;

(v) Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with Whole Foods Market or any of its Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to Whole Foods Market or any of its Subsidiaries; provided that such Lien was not incurred in anticipation of such merger, consolidation, or sale, lease or other disposition or other such transaction and does not extend to any assets other than such acquired property;

(vi) Liens securing all of the Notes (including any Additional Notes) and any guarantees in respect thereof;

(vii) Liens imposed by law, such as carriers’, warehousemen’s, mechanic’s, repairmen’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days (or, if more than 30 calendar days overdue, are unfiled and no other action has been taken to enforce such Liens) or being contested in

Whole Foods Market Notes	Amazon Notes

good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(viii) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings;

(ix) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(x) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws or regulations;

(xi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Whole Foods Market or any Subsidiary; or

(xii) any extension, renewal or replacement, in whole or in part, of any Lien referred to in the

Whole Foods Market Notes	Amazon Notes

foregoing clauses (i) to (xi), inclusive, without increase of the principal of the Indebtedness secured by such Lien; provided, however, that any Liens permitted by any of the foregoing clauses (i) to (xi), inclusive, shall not extend to or cover any property of Whole Foods Market or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property and the principal amount of the Indebtedness secured by such Lien is not greater than the principal amount of the Indebtedness secured by the Lien that is extended, renewed or replaced.

(b) Notwithstanding the foregoing provisions of this Section 4.02, Whole Foods Market and its Subsidiaries may (i) incur Indebtedness secured by Liens that would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes; provided that after giving effect to such Indebtedness, the aggregate amount of all Indebtedness so secured by Liens (not including Liens permitted under clauses (i) through (xii) above), together with all Attributable Debt outstanding pursuant to Section 4.03(b) does not exceed 15% of the Consolidated Tangible Assets of Whole Foods Market calculated as of the date of the creation or incurrence of the Lien. Whole Foods Market and its Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

	Whole Foods Market Notes	Amazon Notes
Section 4.01 of the Whole Foods Market First Supplemental Indenture

For the purposes of the Notes, the text of Section 4.02 of the Base Indenture will apply to the Notes.
Limitation on Sale and Leaseback Transactions	Section 4.03 of the Whole Foods Market Indenture	N/A

(a) Whole Foods Market shall not directly or indirectly, and shall not permit any of its Subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(i) with respect to Notes of a series, such transaction was entered into prior to the initial Issue Date for such series;

(ii) such transaction was for the sale and leasing back to Whole Foods Market or any Subsidiary of any property by one of its Subsidiaries;

(iii) such transaction involves a lease for not more than three years (or that may be terminated by Whole Foods Market or such Subsidiary within a period of not more than three years);

(iv) Whole Foods Market or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to clauses (i) through (xi) of Section 4.02(a); or

(v) Whole Foods Market or any Subsidiary of Whole Foods Market applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of Whole Foods Market or of any of its

The Amazon Indenture does not have a “Limitation on Sale and Leaseback Transactions” provision.

Whole Foods Market Notes	Amazon Notes

Subsidiaries or to the retirement of long-term Indebtedness within 270 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, Whole Foods Market may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to Whole Foods Market.

(b) Notwithstanding the restrictions set forth in Section 4.03(a), Whole Foods Market and its Subsidiaries may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect to such sale and leaseback transaction, the aggregate amount of all Attributable Debt outstanding with respect to sale and leaseback transactions that would otherwise be subject to the restrictions set forth in Section 4.03(a), together with all Indebtedness outstanding pursuant to Section 4.02(b), does not exceed 15% of the Consolidated Tangible Assets of Whole Foods Market calculated as of the closing date of the new sale and leaseback transaction.

Section 4.02 of the Whole Foods Market First Supplemental Indenture

For the purposes of the Notes, the text of Section 4.03 will apply to the Notes.

	Whole Foods Market Notes	Amazon Notes
Events of Default	Section 6.01 of the Whole Foods Market Base Indenture	Section 6.1 of the Amazon Indenture

An “Event of Default” occurs with respect to a series of Notes if:

(a) a Default in any payment of interest on any Note of such series when the same becomes due and payable occurs, and such default continues for a period of 30 days;

(b) a Default in the payment of the principal of or premium, if any, on any Note of such series when the same becomes due and payable at its Stated Maturity occurs, upon optional redemption or otherwise;

(c) Whole Foods Market fails to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth under Section 4.04;

(d) Whole Foods Market or any guarantor fails to comply with any of its agreements in the relevant series of Notes, this Indenture or any guarantee of the Notes, as applicable (other than those referred to in (a) or (b) above) and such failure continues for 90 days after the notice specified below;

(e) any guarantee with respect to the Notes of a Series ceases for any reason to be, or is asserted by Whole Foods Market or the guarantor not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by this Indenture and any such guarantee of the Notes;

(f) there is a failure to make any payment at maturity, including any applicable grace period, on any Indebtedness of Whole Foods Market or Subsidiaries of Whole Foods Market (other than Indebtedness of Whole Foods Market or of any of its

The following are “Events of Default” with respect to the Securities of any Series, unless in the establishing Board Resolution, Officers’ Certificate or supplemental indenture, it is provided that such Series shall not have the benefit of said Event of Default:

(a) failure to pay any interest on the Securities within 30 days after such interest becomes due and payable by the terms of the Securities of such Series;

(b) failure to pay principal of (or premium, if any, on) the Securities at maturity, or if applicable, the redemption price, when the same becomes due and payable;

(c) failure to pay any sinking fund installment as and when the same shall become due and payable by the terms of the Securities, and continuance of such default for a period of 30 days;

(d) failure to comply with any of the covenants or agreements in the Securities or this Indenture (other than an agreement or covenant that Amazon has included in this Indenture solely for the benefit of another Series of Securities) for 90 days after there has been given, by registered or certified mail, to Amazon by the Trustee or to Amazon by the Holders of at least 25% in principal amount of all outstanding Securities of a Series affected by that failure a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

Whole Foods Market Notes	Amazon Notes

Subsidiaries owing to Whole Foods Market or any of its Subsidiaries) outstanding in an amount in excess of $100,000,000 and continuance of this failure to pay shall have continued for 30 days after written notice specified below; provided, however, that if any such failure shall cease, or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been cured;

(g) a Default on any Indebtedness of Whole Foods Market, any guarantor or Subsidiary of Whole Foods Market (other than Indebtedness of Whole Foods Market or of any of its Subsidiaries owing to Whole Foods Market or any of its Subsidiaries) occurs, which Default results in the acceleration of such Indebtedness in an amount in excess of $100,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice specified below; provided, however, that if any such Default or acceleration shall be cured, waived, rescinded or annulled then the Event of Default by reason thereof shall be deemed likewise to have been cured;

(h) Whole Foods Market or any guarantor pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

(iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(e) Amazon pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors,

(v) generally is unable to pay its debts as the same become due;

(f) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Amazon in an involuntary case,

(ii) appoints a Custodian of Amazon or for all or substantially all of its property, or

(iii) orders the liquidation of Amazon,

and the order or decree remains unstayed and in effect for 90 days; and

(g) any other Event of Default provided in the supplemental indenture, Officers’ Certificate or Board Resolution under which such Series of Securities is issued or in the form of Security for such Series.

The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Whole Foods Market Notes	Amazon Notes

(iv) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; or

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Whole Foods Market or any guarantor in an involuntary case;

(ii) appoints a Custodian of Whole Foods Market or any guarantor or for any substantial part of the property of Whole Foods Market or any guarantor; or

(iii) orders the winding up or liquidation of Whole Foods Market or any guarantor;

(or any similar relief is granted under any foreign laws) and the order, decree or relief remains unstayed and in effect for 60 consecutive days.

An Event of Default under one series of Notes does not necessarily constitute an Event of Default under any other series of Notes. The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

A Default under one Series of Securities issued under this Indenture will not necessarily be a default under another Series of Securities under this Indenture.

	Whole Foods Market Notes	Amazon Notes

A Default with respect to Notes of a series under clause (d), (d) or (g) of this Section 6.01 is not an Event of Default until the Trustee (by written notice to Whole Foods Market) or the Holders of at least 25% in aggregate principal amount of the outstanding Notes of such series (by written notice to Whole Foods Market and the Trustee) gives notice of the Default and Whole Foods Market does not cure such Default within the time specified in said clause (d), (d) or (g) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

Whole Foods Market shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time would become an Event of Default under clause (d), (d) or (g) of this Section 6.01, its status and what action Whole Foods Market is taking or proposes to take with respect thereto.

Compliance Certificate	Section 4.05 of the Whole Foods Market Base Indenture	Section 4.2 of the Amazon Indenture

	Whole Foods Market will deliver to the Trustee, within 120 days after the end of each fiscal year of Whole Foods Market ending after the date hereof, an Officers’ Certificate signed by its principal executive officer, principal financial officer or principal accounting officer which shall comply with Section 314 of the Trust Indenture Act, stating whether or not to the knowledge of the signers thereof any Default in the performance and observance of any of the terms, provisions and conditions of this	Amazon shall deliver to the Trustee, within 120 days after the end of the fiscal year of Amazon (which as of the date of this Indenture is December 31, or if the fiscal year with respect to Amazon is changed so that it ends on a date other than December 31, such other fiscal year end date as Amazon shall notify to the Trustee in writing,) an Officers’ Certificate (which need not contain the statements provided for in Section 10.4), signed by the principal executive, principal financial or

	Whole Foods Market Notes	Amazon Notes

Indenture (without regard to any period of grace or requirement of notice provided hereunder) occurred during the previous fiscal year, specifying all such Defaults and the nature and status thereof of which they may have knowledge.

principal accounting officer, stating that a review of the activities of Amazon and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Amazon has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge Amazon is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge). Such Officers’ Certificate need not include a reference to any non-compliance that has been fully cured prior to the date as of which such certificate speaks.

Amazon will, so long as any of the Securities are outstanding, deliver to the Trustee, within 30 days upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Amazon is taking or proposes to take with respect thereto.

Existence	Section 4.07 of the Whole Foods Market Base Indenture	Section 4.4 of the Amazon Indenture

	Except as otherwise permitted by Article 5, Whole Foods Market shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a corporation or other Person.	Subject to Article V, Amazon will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights (charter and statutory); provided, however, that Amazon shall not be required to preserve any such right if its Board of Directors shall determine that the preservation thereof is no

	Whole Foods Market Notes	Amazon Notes
longer desirable in the conduct of its business and its Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Securities.
Reports	Section 4.08 of the Whole Foods Market Base Indenture	Section 4.5 of the Amazon Indenture

Whole Foods Market covenants to comply with Section 314 of the Trust Indenture Act. Delivery of such information and documents to the Trustee under this Section 4.08 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Whole Foods Market’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(a) Whether or not required by the rules and regulations of the SEC, so long as any Securities are outstanding, the Company shall file with the Trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The Company shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR (or any successor electronic delivery procedure).

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

	Whole Foods Market Notes	Amazon Notes
Change of Control Repurchase Event	Section 4.04 of the Whole Foods Market Base Indenture	N/A

Upon the occurrence of a Change of Control Repurchase Event, Whole Foods Market shall be required to make an offer to each Holder to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof on the date of purchase plus any accrued and unpaid interest to, but not including, the date of purchase, in accordance with the terms contemplated in this Section 4.04.

(a) Within 30 calendar days following any Change of Control Repurchase Event or, at the option of Whole Foods Market, prior to any Change of Control, but after the public announcement of the Change of Control, Whole Foods Market will mail a notice to each Holder, with a copy to the Trustee, (the “Change of Control Offer”) stating:

(i) that a Change of Control has occurred or is about to occur and that such Holder has the right to require Whole Foods Market to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant Interest Payment Date);

(ii) the circumstances and relevant facts regarding such Change of Control Repurchase Event or, if the Change of Control is about to occur, the circumstances and relevant facts regarding such Change of Control;

The Amazon Indenture does not have a “Change of Control Repurchase Event” provision.

Whole Foods Market Notes	Amazon Notes

(iii) the purchase date (which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed);

(iv) the instructions, as determined by Whole Foods Market, consistent with this Section 4.04, that a Holder must follow in order to have its Notes purchased; and

(v) that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the specified purchase date, if mailed prior to the date of consummation of the Change of Control.

(b) On the purchase date following a Change of Control Repurchase Event, Whole Foods Market will, to the extent lawful:

(i) accept for payment all the Notes or portions of the Notes properly tendered pursuant to its offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all the Notes or portions of the Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes of each series being purchased by Whole Foods Market.

(c) The Paying Agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate after receipt of an Authentication Order and mail (or cause to be transferred by book-entry) to each holder a new Note of the relevant series equal in

Whole Foods Market Notes	Amazon Notes

principal amount to any unpurchased portion of any Notes surrendered.

(d) Notwithstanding the foregoing provisions of this Section 4.04, Whole Foods Market shall not be required to make a Change of Control Offer following a Change of Control Repurchase Event with respect to a particular series of Notes, if, with respect to such series of Notes, a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.04 applicable to a Change of Control Offer made by Whole Foods Market and purchases all Notes of such series properly tendered and not withdrawn under such Change of Control Offer.

(e) Whole Foods Market shall comply, to the extent applicable, with the requirements of Section 14(e)(1) of the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.04, Whole Foods Market shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.04 by virtue of such conflict.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such notes in a Change of Control

Whole Foods Market Notes	Amazon Notes

Repurchase Event, and Whole Foods Market, or any third party making an offer to repurchase the Notes in the Change of Control Repurchase Event in lieu of Whole Foods Market as set forth in Section 4.04(d), purchases all of the Notes validly tendered and not withdrawn by such Holders, Whole Foods Market or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Repurchase Event, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(g) Notes repurchased or redeemed by Whole Foods Market pursuant to a Change of Control Repurchase Event will have the status of Notes issued but not outstanding or will be retired and canceled at the option of Whole Foods Market. Notes purchased by a third party pursuant to Section 4.04(d) will have the status of Notes issued and outstanding.

(h) Any repurchase of Notes pursuant to this Section 4.04 following the occurrence of a Change of Control Repurchase Event will be conducted in conformity with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Change of Control” means (1) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the

Whole Foods Market Notes	Amazon Notes

beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total ordinary voting power of the Voting Stock of Whole Foods Market (or its successor by merger, consolidation or purchase of all or substantially all of its assets); (2) the merger or consolidation of Whole Foods Market with or into another Person or the merger of another Person with or into Whole Foods Market or the merger of any Person with or into a Subsidiary of Whole Foods Market, unless the holders of a majority of the aggregate ordinary voting power of the Voting Stock of Whole Foods Market, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate ordinary voting power of the Voting Stock of the surviving or transferee Person; (3) the first day on which a majority of the members of the Board of Directors of Whole Foods Market are not Continuing Directors; (4) the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Whole Foods

Market and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or (5) the adoption by the stockholders of Whole Foods

Whole Foods Market Notes	Amazon Notes

Market of a plan or proposal for the liquidation or dissolution of Whole Foods Market.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after, the earlier of (1) the occurrence of a Change of Control or (2) public notice of the occurrence of a Change of Control or the intention by Whole Foods Market to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the Notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes shall be reduced so that the Notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the Notes (1) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency or (2) below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories).

Section 5.01 of the Whole Foods Market First Supplemental Indenture

Upon the occurrence of a Change of Control Repurchase Event, the Company shall be required to make a Change of Control Offer in accordance with the terms and conditions of Section 4.04 of the Base Indenture.

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Consolidation, Merger and Sale of Assets	Article 5 of the Whole Foods Market Base Indenture	Section 5.1 of the Amazon Indenture

Section 5.01. When the Company and any Guarantor May Merge or Transfer Assets. Whole Foods Market or any guarantor shall not consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, in one transaction or a series of related transactions, any other Person, unless:

(a) Whole Foods Market or such guarantor, as the case may be, shall be the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor”) shall be a corporation or limited liability company organized under the laws of the United States of America, any State thereof or the District of Columbia and the Successor (if not Whole Foods Market) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Whole Foods Market under the Notes and this Indenture or of such guarantor under its guarantee of the Notes by executing a supplemental indenture to this Indenture;

Amazon may not consolidate with or merge into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of Amazon and its Subsidiaries, taken as a whole, to any Person unless either Amazon is the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such Person is not a corporation, a co-obligor of the Securities is a corporation organized under any such laws, and any successor or purchaser expressly assumes Amazon’s obligations under this Indenture and the Securities, by an indenture supplemental to this Indenture to which Amazon is a party to, and immediately after which, no Default or Event of Default, shall have occurred and be continuing. An Officers’ Certificate and an Opinion of Counsel will be delivered to the Trustee, which will serve as conclusive evidence of compliance with this Section 5.1.

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c) Whole Foods Market shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture (if any)

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comply with clauses (a) and (b) above and that such supplemental indenture constitutes the legal, valid and binding obligation of the Successor subject to customary exceptions.

Section 5.02. Successor Person Substituted. The Successor will succeed to, and be substituted for, and may exercise every right and power of, Whole Foods Market or such guarantor, as the case may be, under the Indenture or the respective guarantee of the Notes. Whole Foods Market or such guarantor, as the case may be, shall be relieved of all obligations and covenants under the Notes of each series, the respective guarantee of the Notes and the Indenture; provided that in the case of a lease of all or substantially all of Whole Foods Market’s or such guarantor’s, as the case may be, property or assets, Whole Foods Market or such guarantor, as the case may be, will not be released from the obligation to pay the principal of and premium, if any, and interest on the Notes. Notwithstanding the provisions of this Article 5, any guarantor may merge with or into or transfer all or part of its properties or assets to another guarantor or to Whole Foods Market.

Interest (Ratings Adjustment)	Section 2.03(b) of the Whole Foods Market First Supplemental Indenture	N/A

	The Note Interest Rate will be subject to adjustment from time to time if Moody’s or S&P (or in either case as applicable, any Substitute Rating Agency) (each, a “Rating Agency,” and collectively, the “Rating Agencies”) downgrades (or subsequently upgrades) the debt	The Amazon Indenture does not have an “Interest (Ratings Adjustment)” provision.

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rating assigned to the Notes, as set forth in this Section 2.03(b).

(i) If the rating from a Rating Agency with respect to the Notes is decreased to a rating set forth in the immediately following table with respect to that Rating Agency, the Note Interest Rate will increase from 5.200% by the percentage set forth opposite that rating:

	Rating Agency
Rating Level	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB-	0.75%
4	B1 or below	B+ or below	1.00%

*Including the equivalent ratings of any Substitute Rating Agency

(ii) If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the per annum interest rate equals 5.200% plus the percentage set forth opposite the rating for such Rating Agency in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 5.200%.

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(iii) No adjustment in the Note Interest Rate shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Notes for a reason outside of Whole Foods Market’s control, Whole Foods Market will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a resolution of the Board of Directors of Whole Foods Market, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by Whole Foods Market and, for purposes of determining the applicable ratings included in the table above with respect to such

Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate equals 5.200% plus the appropriate percentage, if any, set forth opposite the rating from such

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Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). Subject to the second to last paragraph of this section, for so long as (i) only one Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 7.200%.

(iv) If Moody’s or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within Whole Foods Market’s control, Whole Foods Market will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the Note Interest Rate shall be determined in the manner described in this Section 2.03(b) as if either only one or no Rating Agency provides a rating on the Notes, as the case may be.

(v) Each adjustment required by any decrease or increase in a rating set forth in this Section 2.03(b), whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. For example, if only one of the Rating Agencies decreases its rating of the Notes to Rating Level 1 (and the rating provided by the other Rating Agency is above Rating Level 1), then the Note Interest Rate will increase by 0.25%, and if each of the Rating Agencies decreases its rating of the Notes to

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Rating Level 1, then the Note Interest Rate will increase by 0.25% on account of each such rating provided by both Rating Agencies, or 0.50% in the aggregate. In no event shall (1) the Note Interest Rate be reduced below 5.200% or (2) the Note Interest Rate exceed 7.200%.

(vi) Any interest rate increase or decrease described above will take effect on the first day of the interest period following the period in which the rating change has occurred. If any Rating Agency changes its rating of the Notes more than once during any particular interest period, the last such change to occur will control in the event of a conflict.

(vii) The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if the Notes become rated “Baa1” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

Subsidiary Guarantees	Section 4.03 of the Whole Foods Market First Supplemental Indenture	N/A

From and after the Original Issue Date, Whole Foods Market shall cause any Subsidiary that guarantees payment of Whole Foods Market’s or its Subsidiaries’ Primary Senior Indebtedness to promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee payment of the Notes,

The Amazon Indenture does not have a “Subsidiary Guarantees” provision.

While the Whole Foods Market Notes were initially guaranteed by certain subsidiaries of Whole Foods Market, such guarantees were automatically released pursuant to Section 7.03(c) of the Whole Foods Market First

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whereupon such Subsidiary shall become a Guarantor for all purposes under the Indenture.	Supplemental Indenture on August 28, 2017. As of the date hereof, the Whole Foods Market Notes are the obligations solely of Whole Foods Market and are not guaranteed by any subsidiary of Whole Foods Market.
Article 7 of the Whole Foods Market First Supplemental Indenture

Section 7.01. Guarantees.

(a) Each of the Guarantors, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns (each, a “Guarantee”) on an unsecured, unsubordinated basis and equal in right of payment to all existing and future unsecured, unsubordinated indebtedness of such Guarantor, the punctual payment when due of all monetary obligations of Whole Foods Market under the Indenture (with respect to the Notes) and the Notes, whether for principal of or interest on the Notes.

(b) The obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

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(c) Each Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of Whole Foods Market or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against Whole Foods Market, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(d) Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Whole Foods Market, any right to require a proceeding first against Whole Foods Market, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 7.03 of this First Supplemental Indenture) its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Guarantee. Such Guarantee is a guarantee of payment and not of collection.

Section 7.02. Continuing Guarantee.

(a) Each Guarantee shall be a continuing Guarantee and shall, (i) subject to Section 7.03 of this First Supplemental Indenture,

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remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b) The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Guarantee (whether such payment shall have been made by or on behalf of Whole Foods Market or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of Whole Foods Market or any Guarantor or otherwise, all as though such payment had not been made.

Section 7.03. Release of Guarantee. Notwithstanding the provisions of Section 7.02 of this First Supplemental Indenture, a Guarantor shall be automatically and unconditionally released from its obligations hereunder:

(a) upon Whole Foods Market’s exercise of its legal defeasance option or its covenant defeasance option as described in Article 4 of the Base Indenture with respect to the Notes or if Whole Foods Market’s obligations under the Indenture are discharged in accordance with the terms of the Indenture;

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(b) subject to the following sentence, upon the issuance, sale, exchange, transfer or other disposition (including through merger, consolidation, amalgamation or otherwise) of the capital stock of the applicable Guarantor (including any issuance, sale, exchange, transfer or other disposition following which the applicable Guarantor is no longer a Subsidiary) if such issuance, sale, exchange, transfer or other disposition is made in a manner not in violation of this Indenture; or

(c) upon the substantially simultaneous release or discharge of the guarantee by such Guarantor under all of the Primary Senior Indebtedness of Whole Foods Market other than through discharges as a result of payment by such Guarantor on such guarantees (but including any release or discharge that would be conditioned only on the release or discharge of the guarantee hereunder or of the guarantee of other Primary Senior Indebtedness).

Notwithstanding the foregoing, a Guarantor shall not be automatically released from its obligations hereunder pursuant to Section 7.03(b) if, immediately after giving effect to the consummation of the transactions described in Section 7.03(b) and such release, such Guarantor would be required (notwithstanding the consummation of such transactions) to become a Guarantor pursuant to Section 4.03 hereof.

If a Guarantor is released from its obligations hereunder pursuant to this Section 7.03, it shall cease to be a “Guarantor” as defined in and for purposes hereof.

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Section 7.04. Notation Not Required. Neither Whole Foods Market nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release thereof.

Section 7.05. Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Whole Foods Market that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against Whole Foods Market, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from Whole Foods Market, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights in relation to the Trustee until all monetary obligations of Whole Foods Market under the Indenture (with respect to the Notes) and the Notes, whether for principal of or interest on the Notes, are paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit

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of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 7.05 is knowingly made in contemplation of such benefits.

Section 7.06. Execution and Delivery of Guarantees. Whole Foods Market shall cause each subsidiary that is required to become a Guarantor after the Original Issue Date pursuant to Section 4.03 of this First Supplemental Indenture to promptly execute and deliver to the Trustee a Supplemental Indenture substantially in the form set forth in Exhibit B to this First Supplemental Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Guarantee on substantially the terms set forth in this Article 7. Concurrently therewith, Whole Foods Market shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such Supplemental Indenture has been duly authorized, executed and delivered by such subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law

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or at equity, such Supplemental Indenture is a valid and binding agreement of such subsidiary, enforceable against such subsidiary in accordance with its terms.

Section 7.07. Notices. Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of Whole Foods Market at the address, place and manner provided in Section 10.02 of the Base Indenture.

“Guarantors” means, initially, Whole Foods Market California, Inc., Whole Foods Market Pacific Northwest, Inc., Mrs. Gooch’s Natural Food Markets, Inc., Whole Foods Market Rocky Mountain/Southwest, L.P., Whole Foods Market Group, Inc., WFM-WO, Inc., Whole Foods Market Services, Inc., WFM IP Investments, Inc., Whole Foods Market IP, L.P., WFM Northern Nevada, Inc., WFM Southern Nevada, Inc., WFM Hawaii, LLC, WFM Kansas, LLC and WFM Nebraska, LLC, but subject to Sections 7.03 and 7.06 hereof.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Whole Foods Market Notes to, among other things, eliminate (1) substantially all of the restrictive covenants, (2) the change of control provisions, (3) certain requirements that must be met for Whole Foods Market to consolidate, merge, or sell all or substantially all of its assets, and (4) certain events of default in the Whole Foods Market Indenture so they will no longer apply, as well as change the delivery date of the annual compliance certificate. If the proposed amendments described below are adopted with respect to the Whole Foods Market Notes, the amendments will apply to all Whole Foods Market Notes not acquired in the exchange offer. Thereafter, all such Whole Foods Market Notes will be governed by the amended Whole Foods Market Indenture, which will be less restrictive and afford reduced protections to any remaining holders of Whole Foods Market Notes compared to those currently in place. See “Risk Factors—Risks Related to the Exchange Offer and the Consent Solicitation—The proposed amendments to the Whole Foods Market Indenture will reduce protections for remaining holders of Whole Foods Market Notes.”

The descriptions below of the provisions of the Whole Foods Market Indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Whole Foods Market Indenture and the form of supplemental indenture to the Whole Foods Market Indenture that contains the proposed amendments. Copies of the form of supplemental indenture are attached as exhibits to the registration statement of which this prospectus forms a part.

The proposed amendments to the Whole Foods Market Notes constitute a single proposal, and a consenting holder must consent to the proposed amendments in their entirety and may not consent selectively with respect to only certain of the proposed amendments.

Pursuant to the Whole Foods Market Indenture and related supplemental indenture for the Whole Foods Market Notes, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Whole Foods Market Notes.

Any Whole Foods Market Notes held by Whole Foods Market or any person directly or indirectly controlling or controlled by or under direct or indirect common control with Whole Foods Market are not considered to be “outstanding” for this purpose. As of the date of this prospectus, the aggregate principal amount outstanding of Whole Foods Market Notes is $1,000,000,000.

The valid tender of a holder’s Whole Foods Market Notes will constitute the consent of the tendering holder to the proposed amendments in their entirety.

If the Requisite Consents with respect to the Whole Foods Market Notes under the Whole Foods Market Indenture have been received before the Expiration Date, assuming all other conditions of the exchange offer and consent solicitation are satisfied or waived, as applicable, all of the sections or provisions of the Whole Foods Market Indenture listed below will be deleted or modified, as applicable:

•	Section 4.02 of the Whole Foods Market Base Indenture and Section 4.01 of the Whole Foods Market First Supplemental Indenture—Limitations on Liens

•	Section 4.03 of the Whole Foods Market Base Indenture and Section 4.02 of the Whole Foods Market First Supplemental Indenture—Limitation on Sale and Leaseback Transactions

•	Section 4.03 of the Whole Foods Market First Supplemental Indenture—Future Guarantors

•	Section 4.04 of the Whole Foods Market Base Indenture and Section 5.01 of the Whole Foods Market First Supplemental Indenture—Change of Control Repurchase Event

•	Section 4.07 of the Whole Foods Market Base Indenture—Existence

•	Article 5 of the Whole Foods Market Base Indenture—Consolidation, Merger and Sale of Assets (modified to (i) remove any restrictions on Whole Foods Market consolidating with or selling, leasing,

or conveying all or substantially all of its properties or assets to, or merging with or into, in one transaction or a series of related transactions, any other Person and (ii) require only, as a condition to consolidate with or sell, lease, or convey all or substantially all of its properties or assets to, or merge with or into, in one transaction or a series of related transactions, any other Person, that the Person formed by or surviving a consolidation or merger (if other than Whole Foods Market) assumes all the obligations of Whole Foods Market under the Whole Foods Market Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Whole Foods Market Trustee)

•	Sections 6.01(f) and (g) of the Whole Foods Market Base Indenture—Events of Default (Cross-Default, Cross-Acceleration)

•	Section 7.06 of the Whole Foods Market First Supplemental Indenture—Execution and Delivery of Guarantees

Company Reporting Covenant. Although the proposed amendments would also delete the company reporting covenant in the Whole Foods Market Indenture, Whole Foods Market has already ceased reporting under Sections 13 and 15(d) of the Exchange Act and, accordingly, has ceased to file periodic reports or information with the SEC or the Whole Foods Market Trustee or to provide such reports or information to any holders of the Whole Foods Market Notes.

Conforming Delivery Date of Annual Compliance Certificate. The proposed amendments would also amend Section 4.05 of the Whole Foods Market Base Indenture—Compliance Certificate—to conform the delivery date of the annual compliance certificate to that of the Amazon Indenture.

Conforming Changes, etc. The proposed amendments would amend the Whole Foods Market Indenture to make certain conforming or other changes to the Whole Foods Market Indenture, including modification or deletion of certain definitions and cross-references.

Effectiveness of the Supplemental Indenture and Proposed Amendments

Assuming we have received the Requisite Consents with respect to the Whole Foods Market Notes before the Expiration Date, the supplemental indenture for the proposed amendments will be duly executed and delivered by Whole Foods Market and the Whole Foods Market Trustee and such supplemental indenture shall become effective upon their execution and delivery. However, the proposed amendments to the Whole Foods Market Indenture will not become operative until after the issuance of the Amazon Notes and the payment of the cash consideration payable pursuant to the exchange offer on the Settlement Date.

DESCRIPTION OF NEW AMAZON NOTES

The 5.200% Notes due 2025 (the “Amazon Notes”) offered hereby will be issued by Amazon in connection with the exchange offer for the Whole Foods Market Notes described elsewhere in this prospectus under an indenture, dated as of November 29, 2012, between Amazon.com, Inc. and Wells Fargo Bank, National Association, as trustee (the “Amazon Trustee”), as supplemented by the Officers’ Certificate establishing the terms of the Amazon Notes to be dated as of the Settlement Date (together, the “Amazon Indenture”). Capitalized terms used but not defined in this section have the respective meanings set forth in the indenture.

Because this section is a summary, it does not describe every aspect of the Amazon Notes and the Amazon Indenture. This summary is subject to, and qualified in its entirety by reference to, all the provisions of the Amazon Notes and the Amazon Indenture, including definitions of certain terms used therein. The Amazon Indenture and its associated documents contain the full legal text of the matters described in this section. The Amazon Indenture and the Amazon Notes are governed by New York law. A copy of the Amazon Indenture has been filed with the Securities and Exchange Commission. See “Where You Can Find More Information’ for information on how to obtain a copy.

Principal, Maturity, and Interest

We are offering up to $1,000,000,000 principal amount of 5.200% Notes due December 3, 2025 in connection with the exchange offer for the Whole Foods Market Notes described elsewhere in this prospectus as a series of notes under the Amazon Indenture. Unless an earlier redemption has occurred, the entire principal amount of Amazon Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 3, 2025. The Amazon Notes will bear interest at the rate of 5.200% per annum from December 3, 2017 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 3 and December 3 of each year, beginning on June 3, 2018, to the persons in whose names the Amazon Notes are registered at the close of business on the preceding May 19 or November 19 (whether or not a business day), each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the Amazon Notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled payment date.

General

We may, without the consent of existing holders, increase the principal amount of the Amazon Notes by issuing more such Amazon Notes in the future, on the same terms and conditions (other than differences in the issue date, issue price, interest accrued prior to the issue date of such additional Amazon Notes, and restrictions on transfer in respect of such additional Amazon Notes) and with the same CUSIP number (unless the additional Amazon Notes are not fungible for U.S. federal income tax or securities law purposes with the Amazon Notes offered hereby, in which case such additional Amazon Notes will have one or more separate CUSIP numbers), in each case, as the Amazon Notes being offered by this prospectus. We do not plan to inform the existing holders if we re-open Amazon Notes to issue and sell additional Amazon Notes in the future. Additional Amazon Notes issued in this manner will be consolidated with and will form a single series with the Amazon Notes being offered hereby.

In some circumstances, we may elect to discharge our obligations under the Amazon Notes through full defeasance or covenant defeasance. See “—Defeasance” below for more information.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the Amazon Notes.

We may at any time and from time to time purchase Amazon Notes in the open market or otherwise.

Denominations

The Amazon Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking

The Amazon Notes will be senior unsecured obligations of Amazon and will rank equally with all other senior unsecured indebtedness of Amazon from time to time outstanding.

No Guarantees

The Amazon Notes will be the obligations solely of Amazon and will not be guaranteed by any subsidiary of Amazon.

Optional Redemption

We may redeem the Amazon Notes at its option at any time, either in whole or in part. If we elect to redeem the Amazon Notes, we will pay a redemption price equal to the greater of the following amounts:

1)	100% of the aggregate principal amount of the Amazon Notes to be redeemed; and

2)	the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date; provided that if we redeem any Amazon Notes on or after September 3, 2025 (three months prior to the stated maturity date of the Amazon Notes), the redemption price for those Amazon Notes will equal 100% of the principal amount of the Amazon Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 45 basis points.

The following terms are relevant to the determination of the redemption price. “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Amazon Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Amazon Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, and Morgan Stanley & Co. LLC or their respective successors as may be appointed from time to time by us; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), we will substitute another primary treasury dealer.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, or Morgan Stanley & Co. LLC, and two other primary treasury dealers selected by us, and each of their respective successors and any other primary treasury dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Amazon Notes to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Amazon Notes, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, we will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the Amazon Notes may be effected pro rata or by lot or by such method as the Amazon Trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Amazon Notes or any integral multiple in excess thereof) of the principal amount of Amazon Notes of a denomination larger than the minimum authorized denomination for the Amazon Notes.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Amazon Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Amazon Notes, or portions thereof, called for redemption.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Amazon Notes are outstanding, we shall file with the Amazon Trustee, within the time periods specified by the SEC’s rules and regulations, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we would be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such information, documents, and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. Delivery of such reports, information, and documents to the Amazon Trustee is for informational purposes only, and the Amazon Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any covenants under the Amazon Indenture (as to which the Amazon Trustee is entitled to rely exclusively on officers’ certificates).

Events of Default

The following will be “Events of Default” with respect to Amazon Notes:

•	failure to pay any interest on the Amazon Notes within 30 days after such interest becomes due and payable;

•	failure to pay principal of (or premium, if any, on) the Amazon Notes at maturity, or if applicable, the redemption price, when the same becomes due and payable by the terms of the Amazon Notes;

•	failure to comply with any of the covenants or agreements in the Amazon Notes or the Amazon Indenture (other than an agreement or covenant that we included in the Amazon Indenture solely for the benefit of another series of notes) for 90 days after there has been given, by registered or certified mail, to us by the Amazon Trustee, or to us by the holders of at least 25% in principal amount of all outstanding Amazon Notes, a written notice specifying such failure and requiring it to be remedied and stating that such notice is a “notice of default” under the Amazon Indenture; and

•	certain events involving our bankruptcy, insolvency, or reorganization.

A default under one series of notes issued under the Amazon Indenture will not necessarily be a default under another series of notes under the Amazon Indenture. The Amazon Trustee may withhold notice to the holders of a series of notes issued under the Amazon Indenture of any default or event of default (except in any payment on the notes of such series) if the trustee considers it in the interest of the holders of the notes of that series to do so.

If an event of default for the Amazon Notes occurs and is continuing, the Amazon Trustee or the holders of at least 25% in principal amount of the Amazon Notes may require us to pay immediately the principal amount plus accrued and unpaid interest on all the Amazon Notes. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization occurs with respect to us, the principal amount plus accrued and unpaid interest on the Amazon Notes will become immediately due and payable without any action on the part of the Amazon Trustee or any holder. The holders of a majority in principal amount of the Amazon Notes then outstanding may in some cases rescind this accelerated payment requirement.

A holder of Amazon Notes may pursue any remedy under the Amazon Indenture applicable to the Amazon Notes only if:

•	the holder gives the Amazon Trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of the Amazon Notes then outstanding make a written request to the Amazon Trustee to pursue the remedy;

•	the holder furnishes to the Amazon Trustee indemnity reasonably satisfactory to the Amazon Trustee against loss, liability, or expense;

•	the Amazon Trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the Amazon Notes do not give the Amazon Trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the Amazon Notes. In most cases, holders of a majority in principal amount of the Amazon Notes then outstanding may direct the time, method, and place of:

•	conducting any proceeding for any remedy available to the Amazon Trustee with respect to the Amazon Notes; and

•	exercising any trust or power conferred on the Amazon Trustee not relating to or arising under an event of default with respect to the Amazon Notes.

The Amazon Indenture will require us to file with the Amazon Trustee each year a written statement as to our compliance with the covenants contained in the Amazon Indenture, and we are required upon becoming aware of any default or Event of Default, to deliver to the Amazon Trustee a written statement specifying such default or Event of Default and what action we are taking or propose to take to cure such default or Event of Default.

Covenants

The Amazon Notes will not contain any covenants or other provisions designed to protect holders of the Amazon Notes in the event of a highly leveraged transaction.

Consolidation, Merger, or Sale

We will covenant not to consolidate with or merge into any other person or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of our and our subsidiaries’, taken as a whole, assets to any person unless either we are the surviving corporation or the resulting, surviving or transferee entity is a corporation organized under the laws of the United States or, if such person is not a corporation, a co-obligor of the Amazon Notes is a corporation organized under any such laws, and any successor or purchaser expressly assumes our obligations under the Amazon Notes by an indenture supplemental to the Amazon Indenture, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. An officers’ certificate and an opinion of counsel will be delivered to the Amazon Trustee, which will serve as conclusive evidence of compliance with these provisions.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the Amazon Indenture or the Amazon Notes may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the Amazon Notes at the time outstanding (including, without limitation, additional Amazon Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Amazon Notes), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, or interest on, Amazon Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Amazon Indenture or the Amazon Notes may be waived with the consent of the holders of at least a majority in aggregate principal amount of the Amazon Notes at the time outstanding (including, without limitation, additional Amazon Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Amazon Notes). Without the consent of each holder of outstanding Amazon Notes affected thereby, an amendment, supplement, or waiver may not (with respect to any Amazon Notes held by a non-consenting holder):

•	reduce the percentage in principal amount of Amazon Notes, the consent of whose holders is required for any amendment, supplement, or waiver;

•	reduce the rate of or change the time for payment of interest on the Amazon Notes;

•	reduce the principal or change the stated maturity of the Amazon Notes;

•	reduce the redemption price payable on the redemption of the Amazon Notes, change the time at which the Amazon Notes may or must be redeemed, or alter or waive any of the provisions with respect to the redemption of the Amazon Notes;

•	make payments on the Amazon Notes payable in currency other than as originally stated in the Amazon Notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Amazon Notes; or

•	waive a continuing default or event of default regarding any payment on the Amazon Notes.

Notwithstanding the preceding, without the consent of any holder of Amazon Notes, we and the Amazon Trustee may amend or supplement the Amazon Indenture or the Amazon Notes in certain circumstances, including:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations under the Amazon Indenture by a successor or transferee upon any merger, consolidation, or asset transfer;

•	to provide for uncertificated Amazon Notes in addition to or in place of certificated Amazon Notes;

•	to provide any security for or guarantees of the Amazon Notes or for the addition of an additional obligor on the Amazon Notes;

•	to comply with any requirement to effect or maintain the qualification of the Amazon Indenture under the Trust Indenture Act, if applicable;

•	to add covenants that would benefit the holders of any outstanding Amazon Notes or to surrender any of our rights under the Amazon Indenture;

•	to add additional Events of Default with respect to the Amazon Notes;

•	to change or eliminate any of the provisions of the Amazon Indenture; provided that any such change or elimination shall not become effective with respect to any outstanding Amazon Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of notes;

•	to facilitate the defeasance and discharge of the Amazon Notes otherwise in accordance with the defeasance provisions of the Amazon Indenture; provided that any such action does not adversely affect the rights of any holder of outstanding Amazon Notes in any material respect;

•	to issue additional Amazon Notes; provided that such additional Amazon Notes have the same terms as, and be deemed part of the same series as, the Amazon Notes offered hereby to the extent required under the Amazon Indenture;

•	to make any change that does not adversely affect the rights of any holder of outstanding Amazon Notes in any material respect;

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Amazon Notes and to add to or change any of the provisions of the Amazon Indenture as shall be necessary to provide for or facilitate the administration of the trust by more than one trustee; or

•	to conform the text of the Amazon Indenture or the Amazon Notes to any provision of this “Description of New Amazon Notes” to the extent that such provision in this “Description of New Amazon Notes” was intended to be a verbatim recitation of a provision of the Amazon Indenture or the Amazon Notes.

The holders of not less than a majority in principal amount of the Amazon Notes then outstanding may on behalf of the holders of all of the Amazon Notes waive any past default with respect to the Amazon Notes, except a default in the payment of the principal of or premium or interest on the Amazon Notes (provided, that the holders of a majority in principal amount of the Amazon Notes then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

A supplemental indenture that changes or eliminates any covenant, Event of Default, or other provision of the Amazon Indenture that has been expressly included solely for the benefit of one or more particular series of notes, if any, or which modifies the rights of the holders of notes of such series with respect to such covenant, Event of Default, or other provision, shall be deemed not to affect the rights under the Amazon Indenture of the holders of notes of any other series that does not have the benefit of such covenant, Event of Default, or other provision. It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment, or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Amazon Trustee

If an Event of Default occurs and is continuing, the Amazon Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The Amazon Trustee will become obligated to exercise any of its powers under the Amazon Indenture at the request of any of the holders of any notes issued under the Amazon Indenture only after those holders have furnished the trustee indemnity reasonably satisfactory to it.

If the Amazon Trustee becomes a creditor of ours, it will be subject to limitations in the Amazon Indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The Amazon Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign, or obtain an order from the SEC permitting it to remain as trustee.

Paying Agent, Registrar and Transfer Agent

We will maintain one or more paying agents (each, a “Paying Agent”) for the Amazon Notes in Minneapolis, MN. We, upon written notice to the Amazon Trustee accompanied by an officers’ certificate, may appoint one or more Paying Agents, other than the Amazon Trustee, for the Amazon Notes. If we fail to appoint or maintain another entity as Paying Agent, the Amazon Trustee shall act as such. We or any of our subsidiaries, upon notice to the Amazon Trustee, may act as Paying Agent.

We will also maintain one or more registrars (each, a “Registrar”) with an office in Minneapolis, MN. We, upon written notice to the Amazon Trustee accompanied by an officers’ certificate, may appoint one or more registrars, other than the Amazon Trustee, for the Amazon Notes. If we fail to appoint or maintain another entity as registrar, the Amazon Trustee shall act as such. We or any of our subsidiaries, upon notice to the Amazon Trustee, may act as registrar.

We will also maintain one or more transfer agents with offices in Minneapolis, MN. Each transfer agent shall perform the functions of a transfer agent. We, upon written notice to the Amazon Trustee accompanied by an officers’ certificate, may appoint one or more transfer agents, other than the Amazon Trustee, for the Amazon Notes. If we fail to appoint or maintain another entity as transfer agent, the Amazon Trustee shall act as such. We or any of our subsidiaries, upon notice to the Amazon Trustee, may act as transfer agent.

The Registrar will maintain a register reflecting ownership of Amazon Notes outstanding from time to time and facilitate transfer of the Amazon Notes on our behalf, and the Paying Agents will make payments on our behalf. We may change any Paying Agents, Registrars, or transfer agents without prior notice to the holders of Amazon Notes.

Governing Law

The Amazon Indenture and the Amazon Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The Amazon Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Amazon Indenture and shall, to the extent applicable, be governed by such provisions.

Satisfaction and Discharge of the Amazon Indenture

The Amazon Indenture shall cease to be of further effect with respect to the Amazon Notes when either:

•	we have delivered to the Amazon Trustee for cancellation all outstanding Amazon Notes, other than any Amazon Notes that have been destroyed, lost, or stolen and that have been replaced or paid as provided in the Amazon Indenture;

•	all outstanding Amazon Notes that have not been delivered to the Amazon Trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Amazon Trustee for the giving of notice of redemption, and we shall have irrevocably deposited with the Amazon Trustee as trust funds the entire amount, in cash in U.S. dollars or noncallable U.S. governmental obligations, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay at maturity or upon redemption of all Amazon Notes, including principal of and any premium and interest due or to become due to such date of maturity or date fixed for redemption, as the case may be; or

•	we have properly fulfilled any other means of satisfaction and discharge that may be set forth in the terms of the Amazon Notes.

In each case, we will also pay all other sums payable by us under the Amazon Indenture with respect to the Amazon Notes and deliver to the Amazon Trustee an opinion of counsel and an officers’ certificate, each stating that all conditions precedent to satisfaction and discharge with respect to the Amazon Notes have been complied with.

Defeasance

The term defeasance means the discharge of some or all of our obligations under the Amazon Indenture. If we deposit with the Amazon Trustee funds or U.S. government securities, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent accountants, to make payments on the Amazon Notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the Amazon Notes (“legal defeasance”); or

•	we will no longer have any obligation to comply with the restrictive covenants under the Amazon Indenture, and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease the Amazon Notes, the holders of the defeased Amazon Notes will not be entitled to the benefits of the Amazon Indenture, except for our obligation to register the transfer or exchange of the Amazon Notes, replace stolen, lost, or mutilated Amazon Notes, or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium, and interest on the Amazon Notes will also survive. We will be required to deliver to the Amazon Trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the Amazon Notes to recognize income, gain, or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Book-Entry, Delivery, and Form

We will issue the Amazon Notes in the form of one or more fully registered global securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”). The Amazon Notes will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

The global securities will be deposited with, or on behalf of, DTC, and will be registered in the name of Cede & Co., DTC’s nominee. The following provisions will apply to the depository arrangements with respect to such global securities.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly, if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security, and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, as amended, or other applicable statute or regulation, and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we determine that that global security will be exchangeable for definitive securities in registered form and we notify the Amazon Trustee of our decision.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on the Amazon Notes represented by a global security to the Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the Amazon Indenture. Accordingly, we, the Amazon Trustee and any Paying Agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or the maintenance, supervision, or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note. So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the Amazon Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the Amazon Indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation, and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing, and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear Bank S.A/N.V. (the “Euroclear Operator”), a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold, and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear, or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Notices

Notices to holders of Amazon Notes will be given by mail to the addresses of such holders as they appear in the security register or through the facilities of DTC or Euroclear or Clearstream Luxembourg, in the case of beneficial interests represented by global securities.

Sinking Fund

There will not be a sinking fund for the Amazon Notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the exchange offer and consent solicitation and to the ownership and disposition of Amazon Notes acquired pursuant to the exchange offer and consent solicitation. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, and judicial decisions, all as in effect as of the date hereof, any of which may subsequently be changed or interpreted differently, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Amazon has not sought and does not intend to seek a ruling from the Internal Revenue Service (the “IRS”) on any aspect of the exchange offer and consent solicitation. Accordingly, Amazon cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS. This summary does not address all aspects of U.S. federal income tax related to the exchange offer and consent solicitation and to the ownership and disposition of Amazon Notes.

This summary does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws or any non-U.S. or U.S. state or local tax laws. In addition, it does not address all tax consequences that may be relevant to holders of Amazon Notes or Whole Foods Market Notes (collectively, “Notes”) that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies, banks, and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities, employee stock ownership plans, corporations that accumulate earnings to avoid tax, controlled foreign corporations, and passive foreign investment companies;

•	persons holding Notes as a part of a hedging, integrated, conversion, wash sale, constructive sale, or straddle transaction for U.S. federal income tax purposes;

•	U.S. Holders (as defined below) of Notes whose “functional currency” is not the U.S. dollar;

•	persons that are, or that hold their Notes through, entities that are treated as partnerships or S corporations for U.S. federal income tax purposes;

•	nonresident alien individuals who are present in the United States for 183 or more days during the relevant taxable year; and

•	former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner (or other equity owner) will generally depend upon the status of the partner (or equity owner) and the activities of the partnership (or such other entity). A beneficial owner that is a partnership (or entity treated as a partnership) and partners in such a partnership (or other equity owners) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Notes that hold their Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

In this discussion, the term “U.S. Holder” is used to refer to a beneficial owner of Notes that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” is used to describe a beneficial owner of Notes that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Whole Foods Market has taken the position for U.S. federal income tax purposes that the Whole Foods Market Notes are not “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations and, therefore, the discussion below assumes that the Whole Foods Market Notes are not subject to the special rules governing “contingent payment debt instruments.”

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER OF NOTES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFER AND CONSENT SOLICITATION AND THE OWNERSHIP AND DISPOSITION OF AMAZON NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

U.S. Holders

The Exchange Offer

Tender of Whole Foods Market Notes. The exchange of Whole Foods Market Notes for Amazon Notes and cash pursuant to the exchange offer and consent solicitation will be a taxable exchange for U.S. federal income tax purposes.

Subject to the discussion below under “—Early Participation Premium,” a U.S. Holder that exchanges Whole Foods Market Notes for Amazon Notes and cash pursuant to the exchange offer and consent solicitation generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the Amazon Notes received in respect of the Whole Foods Market Notes (as discussed below under “—Issue Price”), reduced by an amount equal to the accrued interest on the Whole Foods Market Notes at the time of the exchange (which amount will be includible in such U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included), and (ii) the U.S. Holder’s adjusted tax basis in the Whole Foods Market Notes. A U.S. Holder’s adjusted tax basis in a Whole Foods Market Note will generally equal the amount paid for the Whole Foods Market Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Whole Foods Market Note, and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Whole Foods Market Note.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on a Whole Foods Market Note (see below under “—Market Discount”), any gain or loss recognized in respect of a Whole Foods Market Note generally will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period in the Whole Foods Market Note exceeds one year as of the date of the exchange. Certain non-corporate U.S. Holders may be eligible for preferential tax rates in respect of long-term capital gain. The deductibility of capital losses is subject to limitations. A U.S. Holder generally will have an initial tax basis in an Amazon Note received pursuant to the exchange offer and consent solicitation equal to its issue price (as defined below), and generally will commence a new holding period with respect to the Amazon Note the day after the completion of the exchange.

Market Discount. The market discount provisions of the Code may apply to U.S. Holders of Whole Foods Market Notes that acquired the Whole Foods Market Notes in the secondary market. In general, a Whole Foods Market Note that was acquired by a U.S. Holder in the secondary market will be treated as having been acquired with market discount if the Whole Foods Market Note’s principal amount exceeded the tax basis of the Whole Foods Market Note in the U.S. Holder’s hands immediately after its acquisition, unless such excess was less than a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder with respect to a Whole Foods Market Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Whole Foods Market Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Issue Price. If an Amazon Note is considered to be “publicly traded” for U.S. federal income tax purposes, the issue price of such Amazon Note will, subject to the sentence below, generally equal its fair market value on the date of issuance. In accordance with applicable U.S. Treasury Regulations, we intend to determine the issue price of the Amazon Notes by subtracting from such fair market value any Amazon Note Pre-Issuance Accrued Interest (as defined below under “—Treatment of the Amazon Notes—Stated Interest”). Although no assurances can be given in this regard, we believe that the Amazon Notes are likely to be considered “publicly traded” for these purposes and intend to take this position for all relevant reporting and other purposes. We will make information about our determination of the issue price of the Amazon Notes available to investors in a commercially reasonable fashion within 90 days of the date on which the Amazon Notes are issued. Our determination of the issue price of the Amazon Notes is binding upon a holder unless such holder explicitly discloses to the IRS, on a timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reasons for the different determination, and how such holder determined the issue price.

Early Participation Premium. The U.S. federal income tax treatment of the receipt of the Early Participation Premium is unclear. We intend to take the position that any Early Participation Premium is additional consideration for the tendered Whole Foods Market Notes, in which case the Early Participation Premium would be treated as part of the amount paid to the U.S. Holder in respect of such Whole Foods Market Notes, as provided above in “—Tender of Whole Foods Market Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. U.S. Holders should consult their tax advisors about the U.S. federal income tax treatment of the receipt of the Early Participation Premium.

Treatment of the Amazon Notes

Stated Interest. Subject to the following sentence and the conditions described below in “—Original Issue Discount,” interest on the Amazon Notes will generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on an Amazon Note that is attributable to accrued interest on the Whole Foods Market Notes as of the time of the exchange, and should instead treat such portion as a non-taxable return of such pre-issuance accrued interest (such amount is referred to as the “Amazon Note Pre-Issuance Accrued Interest”).

Original Issue Discount. As described above, because we intend to determine the issue price of the Amazon Notes by reference to the fair market value of the Amazon Notes on the applicable exchange date, we cannot know before the applicable exchange date whether the Amazon Notes will have original issue discount (“OID”). If the stated redemption price at maturity of any Amazon Note exceeds the issue price of the Amazon Note by at least a statutorily specified de minimis amount (which is generally 1/4 of one percent of the principal amount multiplied by the number of complete years to maturity), the difference will constitute OID for U.S. federal income tax purposes. A U.S. Holder of an Amazon Note that is issued with OID will, regardless of such U.S. holder’s method of accounting, be required to include the OID in income (as ordinary income) as it accrues in accordance with a constant yield method based upon a compounding of interest and before receiving the cash to which that income is attributable.

Amortizable Bond Premium. If a U.S. Holder’s initial tax basis in an Amazon Note is greater than the principal amount of the Amazon Note, the U.S. Holder will be considered to have acquired the Amazon Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Amazon Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS.

Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Amazon Notes. Upon the sale, exchange, redemption, retirement, or other taxable disposition of an Amazon Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the amount realized (which includes any cash plus the fair market value of all other property received) on such sale, exchange, redemption, retirement, or other taxable disposition in respect of the Amazon Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the Amazon Note. A U.S. Holder’s adjusted tax basis in an Amazon Note will generally equal its initial tax basis in the Amazon Note, (x) increased by any OID that it previously included in income with respect to the Amazon Note, and (y) reduced by any amortizable bond premium that it previously amortized with respect to the Amazon Note. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of such sale, exchange, redemption, retirement, or other taxable disposition, the U.S. Holder’s holding period for the Amazon Note exceeds one year. Certain non-corporate U.S. Holders may be eligible for preferential tax rates in respect of long-term capital gain. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income. Non-corporate U.S. Holders are generally subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any interest income or net gain recognized by such holder with respect to the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Non-corporate U.S. Holders should consult their tax advisors on the applicability of this additional tax to its income and gains in respect of their investment in the Notes.

Information Reporting and Backup Withholding.

In general, information reporting requirements will apply to payments made to U.S. Holders that exchange Whole Foods Market Notes for Amazon Notes and cash, of interest or principal on Amazon Notes or in connection with the sale, exchange, redemption, retirement, or other taxable disposition of Amazon Notes prior to maturity, other than certain exempt recipients. Each U.S. Holder will be asked to provide to Amazon’s paying agent such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding. Backup withholding at the applicable rate will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number (“TIN”) within a reasonable time after a request therefor (and certification that the TIN is correct) or certification of exempt status. A U.S. Holder who does not provide Amazon or its paying agent with the correct TIN may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The Exchange Offer

Tender of Whole Foods Market Notes. As discussed above under “U.S. Holders—The Exchange offer—Tender of Whole Foods Market Notes,” the exchange of Whole Foods Market Notes for Amazon Notes and cash pursuant to the exchange offer and consent solicitation will constitute a taxable exchange for U.S. federal income tax purposes. However, subject to the discussion in the next paragraph and the discussion below under “—Payments of Interest” and “—Early Participation Premium,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holder’s exchange of Whole Foods Market Notes pursuant to the exchange offer and consent solicitation. Non-U.S. Holders should consult their tax advisors about the U.S. federal income tax consequences of the exchange offer and consent solicitation.

A Non-U.S. Holder generally will be subject to U.S. federal income tax on any gain realized on the exchange that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) in the same manner as if such holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Payments of Interest. Any amount received pursuant to the exchange offer and consent solicitation with respect to a Whole Foods Market Note that is attributable to accrued but unpaid interest will generally not be subject to U.S. federal income or withholding tax provided that (i) such Non-U.S. Holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of Whole Foods Market’s stock entitled to vote (including as a result of the ownership of Amazon stock), (ii) such Non-U.S. Holder is not a controlled foreign corporation that is related to Whole Foods Market (actually or constructively) through stock ownership for U.S. federal income tax purposes, (iii) the interest is not income that is effectively connected with a United States trade or business carried on by such Non-U.S. Holder (or, if an applicable treaty so requires, is not attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) (“ECI”), and (iv) the applicable withholding agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form)) establishing that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes and certain other certification requirements are satisfied.

If any of these conditions is not satisfied, subject to the following sentence, amounts received pursuant to the exchange offer and consent solicitation that are attributable to accrued but unpaid interest received on the Whole Foods Market Notes will generally be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable). A Non-U.S. Holder is subject to U.S. federal income tax on accrued but unpaid interest that is ECI in the same manner as if such holder were a U.S. Holder, but will not be subject to U.S. federal withholding tax on any such accrued but unpaid interest if the holder satisfies certain certification requirements under penalties of perjury (generally through the provision of a properly executed IRS Form W-8ECI or other applicable form). In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Early Participation Premium. As discussed above under “U.S. Holders—The Exchange Offer—Early Participation Premium,” the U.S. federal income tax treatment of the Early Participation Premium is unclear. We intend to take the position that any Early Participation Premium is additional consideration for the tendered Whole Foods Market Notes, in which case the Early Participation Premium would be treated as part of the amount paid to the Non-U.S. Holder in respect of such Whole Foods Market Notes, as provided above under “—Tender of Whole Foods Market Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee and thus may be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). If, however, the interest or separate fee is ECI, the interest or separate fee will be subject to tax in the same manner as if such holder were a U.S. Holder and generally will be exempt from U.S. federal withholding tax if the Non-U.S. Holder satisfies certain certification requirements. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors about the U.S. federal income tax treatment of the receipt of the Early Participation Premium, the availability of a refund of any U.S. withholding tax, and the provisions of any applicable income tax treaties which may provide different rules from those described above.

Treatment of the Amazon Notes

Payments of Interest. Payments of interest (including OID) on Amazon Notes received pursuant to the exchange offer and consent solicitation will generally not be subject to U.S. federal income or withholding tax, subject to the conditions described above under “Non-U.S. Holders—The Exchange Offer—Payments of Interest” (substituting references to Amazon for references to Whole Foods Market for purposes of clauses (i) and (ii) in the first paragraph of such section) and below under “Non-U.S. Holders—Treatment of the Amazon Notes—Information Reporting and Backup Withholding for Non-U.S. Holders” and “Additional Withholding Requirements under the Foreign Account Tax Compliance Act.”

Sale, Exchange, Redemption, Retirement, or Other Taxable Disposition of Amazon Notes. Subject to the conditions described below under “Non-U.S. Holders—Treatment of the Amazon Notes—Information Reporting and Backup Withholding for Non-U.S. Holders” and “Additional Withholding Requirements under the Foreign Account Tax Compliance Act,” any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement, or other taxable disposition of an Amazon Note (except with respect to accrued and unpaid interest, which would be treated as described above) will generally not be subject to U.S. federal income tax. As discussed above under “Non-U.S. Holders—The Exchange Offer—Tender of Whole Foods Market Notes,” a Non-U.S. Holder generally will, however, be subject to U.S. federal income tax on any gain realized in a taxable disposition of an Amazon Note that is ECI.

Information Reporting and Backup Withholding

Information reporting and backup withholding will generally not apply to payments made to a Non-U.S. Holder that exchanges Whole Foods Market Notes for Amazon Notes and cash or to payments of principal or interest to a Non-U.S. Holder on the Amazon Notes by Amazon or its paying agent if a Non-U.S. Holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that it is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of the exchange of Whole Foods Market Notes or the disposition of Amazon Notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption. The proceeds of a disposition effected outside the United States by a Non-U.S. Holder of Amazon Notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such Non-U.S. Holder’s status as a Non-U.S. Holder and has no actual knowledge to the contrary, or unless such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, and may entitle such Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS. Amazon or its paying agent will report to the holders and the IRS the amount of any “reportable payments” (which include interest) and any amounts withheld with respect to the Amazon Notes as required by the Code and applicable Treasury Regulations.

Holders Not Tendering in the Exchange Offer

In General

The U.S. federal income tax treatment of holders who do not tender their Whole Foods Market Notes pursuant to the exchange offer and consent solicitation will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Whole Foods Market Notes for U.S. federal income tax purposes to such non-tendering holders. In general, the modification of a debt instrument will result in a deemed exchange of an “old” debt instrument for a “new” debt instrument (upon which gain or loss may be realized) if such modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not define “customary accounting or financial covenants.” We intend to treat the adoption of the proposed amendments as deletions of or alterations to customary accounting or financial covenants so as not to constitute a significant modification to the terms of the Whole Foods Market Notes with respect to non-tendering holders. If adoption of the proposed amendments does not constitute a significant modification of the Whole Foods Market Notes, then non-tendering holders should not realize gain or loss as a result of the adoption of the proposed amendments. There can be no assurance that the IRS will not successfully challenge the position that we intend to take.

U.S. Holders

If the IRS successfully asserts that the adoption of the proposed amendments resulted in a deemed exchange of the “old” Whole Foods Market Notes for “new” Whole Foods Market Notes to non-tendering U.S. Holders, whether such deemed exchange would be taxable to a non-tendering U.S. Holder would depend upon, among other things, whether such exchange qualifies as a tax-free recapitalization for U.S. federal income tax purposes. Such qualification will generally depend on whether the “old” and “new” Whole Foods Market Notes constitute “securities” for U.S. federal income tax purposes. If a deemed exchange does not qualify as a tax-free recapitalization, non-tendering U.S. Holders would generally recognize taxable gain or loss (which loss may be subject to deferral under the “wash sale” provisions of the Code) on the deemed exchange. U.S. Holders should consult their tax advisors as to the possibility that any such deemed exchange could qualify as a recapitalization for U.S. federal income tax purposes and the amount and character of any gain or loss that would be recognized in the case of a taxable deemed exchange, as well as the possibility of the “new” Whole Foods Market Notes being issued with OID.

Non-U.S. Holders

If the adoption of the proposed amendments results in a deemed exchange, Non-U.S. Holders generally would not be subject to U.S. federal income tax on such deemed exchange except in the circumstances described above under “Non-U.S. Holders—The Exchange Offer—Tender of Whole Foods Market Notes” and “—Payments of Interest.”

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Foreign Account Tax Compliance Withholding. Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder, and other applicable administrative guidance (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on the portion of the payment made in exchange for the Whole Foods Market Notes attributable to accrued and unpaid interest on the Whole Foods Market Notes, if any, on interest on the Amazon Notes, and upon the sale, exchange, redemption, retirement, or other taxable disposition of the Amazon Notes on or after December 31, 2018, in each case paid to a (i) a “foreign financial institution,” as defined under such rules, unless such institution enters into an agreement with the Department of Treasury to, among other things, collect and provide to it substantial information regarding such institution’s United States financial account holders, including certain account holders that are foreign entities with United States owners or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, such institution complies with the requirements of such agreement and (ii) a “non-financial foreign entity,” as defined under such rules, unless such entity provides the paying agent with a certification that it does not have any substantial United States owners or a certification identifying the direct and indirect substantial United States owners of the entity, unless in each case, an exemption applies. Prospective investors are urged to consult their own tax advisors regarding the application of the legislation and regulations to the exchange and consent solicitation.

VALIDITY OF THE NOTES

Gibson, Dunn & Crutcher LLP will pass upon the validity of the notes on our behalf. Davis Polk & Wardwell LLP, Menlo Park, California will pass upon certain legal matters for the dealer manager.

EXPERTS

The consolidated financial statements of Amazon appearing in Amazon’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Amazon’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Whole Foods Market appearing in Whole Foods Market’s Annual Report (Form 10-K) for the year ended September 24, 2017, and the effectiveness of Whole Foods Market’s internal control over financial reporting as of September 24, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 10, 2017 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2017, incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017 filed with the SEC on April 28, 2017, July 28, 2017, and October 27, 2017, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on March 17, 2017, May 25, 2017, June 16, 2017 (with respect to information filed pursuant to Item 1.01 only), August 15, 2017, August 16, 2017, August 22, 2017, and August 28, 2017, and our Current Reports on Form 8-K/A filed on September 8, 2017 and November 13, 2017; and

•	The Audited Consolidated Financial Statements of Whole Foods Market for the year ended September 24, 2017 (incorporated by reference from Part II, Item 8 of the Annual Report on Form 10-K of Whole Foods Market (File No. 0-19797), filed on November 17, 2017).

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:

Amazon.com, Inc.

ATTN: Investor Relations

P.O. Box 81226

Seattle, WA 98108-1226

(206) 266-1000

Amazon.com, Inc.

OFFER TO EXCHANGE

ALL OUTSTANDING 5.200% SENIOR NOTES DUE 2025 OF WHOLE

FOODS MARKET, INC. AND SOLICITATION OF CONSENTS TO

AMEND THE RELATED INDENTURE AND NOTES

PROSPECTUS

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

Global Bondholder Services Corporation

By Facsimile (Eligible Institutions Only):	By Mail or Hand:
(212) 430-3775 or (212) 430-3779	65 Broadway—Suite 404 New York, New York 10006

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this prospectus and the letter of transmittal and consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offer and the consent solicitation.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers Call Collect: (212) 430-3774

All Others, Please Call Toll-Free: (866) 470-3900

contact@gbsc-usa.com

The Dealer Manager for the Exchange offer and the Consent Solicitation is:

BofA Merrill Lynch

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

Attention: Liability Management Group

Collect: (980) 387-3907

Toll-Free: (888) 292-0070